Exhibit 10.1

Execution Version

MOTOROLA SOLUTIONS, INC.

TERM LOAN CREDIT AGREEMENT

Dated as of February 18, 2016

$675,000,000

LLOYDS SECURITIES INC.,

CITIGROUP GLOBAL MARKETS INC.,

THE BANK OF TOKYO-MITSUBISHI UFJ, LTD.,

WELLS FARGO BANK, N.A.,

BANK OF CHINA, CHICAGO BRANCH

and

MERRILL LYNCH, PIERCE, FENNER & SMITH INCORPORATED,

as Joint Lead Arrangers and

Joint Bookrunners

LLOYDS SECURITIES INC.,

as Syndication Agent

U.S. BANK NATIONAL ASSOCIATION,

FIRST HAWAIIAN BANK,

PNC BANK, NATIONAL ASSOCIATION,

BMO HARRIS BANK, N.A.

and

MIZUHO BANK (USA),

as Documentation Agents

and

LLOYDS BANK PLC,

as Administrative Agent

i

Section 5.	Yield Protection, Etc.	28

5.01	Additional Costs	28

5.02	[Reserved]	30

5.03	Illegality	30

5.04	Treatment of Affected Loans	30

5.05	Compensation	31

5.06	Taxes	31

5.07	Replacement of Banks	34

Section 6.	Conditions Precedent	35

6.01	Effective Date	35

Section 7.	Representations and Warranties	37

7.01	Corporate Existence	37

7.02	Financial Condition	37

7.03	Litigation	38

7.04	No Breach	38

7.05	Action	38

7.06	Approvals	38

7.07	Use of Credit	38

7.08	ERISA	38

7.09	Taxes	39

7.10	Investment Company Act	39

7.11	Environmental Matters	39

7.12	Anti-Corruption Laws and Sanctions	39

7.13	EEA Financial Institution Status	39

Section 8.	Covenants of the Company	39

8.01	Financial Statements, Etc.	39

8.02	Existence, Etc.	41

8.03	Insurance	42

8.04	Prohibition of Fundamental Changes	42

8.05	Limitation on Liens	43

8.06	Limitation on Sales and Leasebacks	45

8.07	Leverage Ratio	46

8.08	Use of Proceeds	46

8.09	Compliance	46

Section 9.	Events of Default	46

Section 10.	The Administrative Agent	48

10.01	Appointment, Powers and Immunities	48

10.02	Reliance by Administrative Agent	49

10.03	Defaults	49

10.04	Rights as a Bank	49

10.05	Indemnification	50

10.06	Non-Reliance on Administrative Agent and Other Banks	50

10.07	Failure to Act	50

10.08	Resignation or Removal of Administrative Agent	51

10.09	Arrangers, Syndication Agent and Documentation Agents, Etc.	51

Section 11.	Miscellaneous	51

11.01	Waiver	51

11.02	Notices	51

11.03	Expenses, Indemnification, Etc.	52

11.04	Amendments, Etc.	53

11.05	Assignments and Participations	54

11.06	Survival	58

11.07	Captions	58

11.08	Counterparts	58

11.09	Governing Law; Submission to Jurisdiction	58

11.10	Waiver of Jury Trial	58

11.11	Treatment of Certain Information; Confidentiality	58

11.12	USA Patriot Act	60

11.13	Severability	61

11.14	Acknowledgements	61

11.15	Interest Rate Limitation	61

11.16	Bail-In	62

SCHEDULE 1	-	List of Commitments

EXHIBIT A	-	Form of Term Note
EXHIBIT B	-	Form of Confidentiality Agreement
EXHIBIT C	-	Form of Assignment and Assumption
EXHIBIT D	-	Form of Exemption Certificate
EXHIBIT E	-	Form of Committed Loan Notice
EXHIBIT F	-	Form of Notice of Loan Repayment

TERM LOAN CREDIT AGREEMENT dated as of February 18, 2016, between:

MOTOROLA SOLUTIONS, INC., a corporation duly organized and validly existing under the laws of the State of Delaware (the “Company”);

Each of the lenders that is a signatory hereto identified under the caption “BANKS” on the signature pages hereto or that, pursuant to Section 11.05(b) hereof, shall become a “Bank” hereunder (individually, a “Bank” and, collectively, the “Banks”); and

LLOYDS BANK PLC, as administrative agent for the Banks (in such capacity, together with its successors in such capacity, the “Administrative Agent”).

The Company has requested that the Banks make loans to it in an aggregate principal amount not exceeding $675,000,000 on the Effective Date to finance the consummation of the Acquisition (as defined below), the entering into of this Agreement, and the transactions contemplated by or related to the foregoing (including the use of proceeds thereof), and for working capital and other general corporate purposes of the Company. The Banks are willing to make such loans upon the terms and conditions hereof, and, accordingly, the parties hereto agree as follows:

Section 1. Definitions and Accounting Matters.

1.01 Certain Defined Terms. As used herein, the following terms shall have the following meanings (all terms defined in this Section 1.01 or in other provisions of this Agreement in the singular to have the same meanings when used in the plural and vice versa):

“Acquisition” shall mean the acquisition, either directly or indirectly through the Company or one of the Company’s affiliates of the Acquired Assets (as defined in the Acquisition Agreement), pursuant to that certain Share Purchase Agreement entered into on December 3, 2015 between Guardian Digital Communications Holdings Limited, a company registered in England and Wales, Motorola Solutions Overseas Limited, a company registered in England and Wales and the Company (including all schedules, annexes and exhibits thereto, as amended, modified and supplemented in accordance with the terms thereof and hereof, the “Acquisition Agreement”).

“Acquisition Agreement” shall have the meaning assigned to such term in the definition of “Acquisition”.

“Additional Costs” shall have the meaning assigned to such term in Section 5.01(a) hereof.

“Administrative Agent” shall have the meaning assigned to such term in the preamble hereto.

“Administrative Questionnaire” shall mean an Administrative Questionnaire in a form supplied by the Administrative Agent.

“Advance Date” shall have the meaning assigned to such term in Section 4.06 hereof.

“Affiliate” shall mean, with respect to a specified Person, another Person that, directly or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified.

“Aggregate Exposure” shall mean, with respect to any Bank at any time, an amount equal to (a) until the Effective Date, the aggregate amount of such Bank’s Commitments at such time and (b) thereafter, the aggregate then unpaid principal amount of such Bank’s Term Loans.

“Aggregate Exposure Percentage” shall mean, with respect to any Bank at any time, the ratio (expressed as a percentage) of such Bank’s Aggregate Exposure at such time to the Aggregate Exposure of all Banks at such time.

“Agreement” shall mean this Term Loan Credit Agreement, as from time to time amended, supplemented, amended and restated, or otherwise modified in accordance with the terms hereof.

“Anti-Corruption Laws” shall mean all laws, rules, and regulations of any jurisdiction applicable to the Company or its Affiliates from time to time concerning or relating to bribery or corruption.

“Applicable Lending Office” shall mean, for each Bank and for each Type of Loan, the “Lending Office” of such Bank (or of an affiliate of such Bank) designated for such Type of Loan on the signature pages hereof or such other office of such Bank (or of an affiliate of such Bank) as such Bank may from time to time specify to the Administrative Agent and the Company as the office by which its Loans of such Type are to be made and maintained.

“Applicable Margin” shall mean, during any period when any Rating Group set forth below is applicable, with respect to interest on any Type of Term Loan outstanding hereunder, the rate per annum set forth below opposite such Type of Term Loan under such Rating Group:

Loan	Rating Group I	Rating Group II	Rating Group III	Rating Group IV	Rating Group V	Rating Group VI
Eurodollar Loans	0.875%	1.000%	1.125%	1.375%	1.625%	1.875%
Base Rate Loans	0.000%	0.000%	0.125%	0.375%	0.625%	0.875%

For the purposes of this Agreement, any change in the Applicable Margin for any outstanding Term Loans by reason of (a) a change in the Moody’s Rating, the Standard & Poor’s Rating or the Fitch Rating shall become effective on the date of announcement or publication by the respective Rating Agency of a change in such Rating or, in the absence of such announcement or publication, on the effective date of such changed Rating and (b) any other change in the Rating Group shall become effective on the date of the occurrence of the event that resulted in such change in the Rating Group.

“Approved Fund” shall mean any Person (other than a natural person) that is engaged in making, purchasing, holding or investing in bank loans and similar extensions of credit in the ordinary course of its business and that is administered or managed by (a) a Bank, (b) an affiliate of a Bank or (c) an entity or an affiliate of an entity that administers or manages a Bank.

“Arrangers” shall mean the Joint Lead Arrangers and Joint Bookrunners identified on the cover page of this Agreement.

“Assignment and Assumption” shall mean an Assignment and Assumption entered into by a Bank and an assignee in substantially the form of Exhibit C hereto.

“Attributable Debt” shall mean, as to any particular lease under which any Person is at the time liable, at any date as of which the amount thereof is to be determined, the total net amount of rent required to be paid by such Person under such lease during the remaining term thereof, discounted from the respective due dates thereof to such date at the rate per annum borne by the Senior Securities compounded annually. The net amount of rent required to be paid under any such lease for any such period shall be the aggregate amount of the rent payable by the lessee with respect to such period after excluding amounts required to be paid on account of maintenance and repairs, insurance, taxes, assessments, water rates and similar charges. In the case of any lease which is terminable by the lessee upon the payment of a penalty, such net amount shall also include the amount of such penalty, but no rent shall be considered as required to be paid under such lease subsequent to the first date upon which it may be so terminated.

“Bail-In Action” means the exercise of any Write-down and Conversion Powers.

“Bail-In Legislation” means in relation to an EEA Member Country which has implemented, or which at any time implements, Article 55 of Directive 2014/59/EU establishing a framework for the recovery and resolution of credit institutions and investment firms, the relevant implementing law or regulation as described in the EU Bail-In Legislation Schedule from time to time.

“Bank” shall have the meaning assigned to such term in the preamble hereto.

“Bankruptcy Code” shall mean the Federal Bankruptcy Code of 1978, as amended from time to time.

“Bankruptcy Event” shall mean, with respect to any Person, such Person becomes the subject of a bankruptcy or insolvency proceeding, or has had a receiver, conservator, trustee, administrator, custodian, assignee for the benefit of creditors or similar Person charged with the reorganization or liquidation of its business appointed for it, or, in the good faith determination of the Administrative Agent, has taken any action in furtherance of, or indicating its consent to, approval of, or acquiescence in, any such proceeding or appointment, provided that a Bankruptcy

Event shall not result solely by virtue of any ownership interest, or the acquisition of any ownership interest, in such Person by a Governmental Authority or instrumentality thereof, provided, further, that such ownership interest does not result in or provide such Person with immunity from the jurisdiction of courts within the United States or from the enforcement of judgments or writs of attachment on its assets or permit such Person (or such Governmental Authority or instrumentality) to reject, repudiate, disavow or disaffirm any contracts or agreements made by such Person.

“Base Rate” shall mean, for any day, a rate per annum equal to the highest of (a) the Federal Funds Rate for such day plus 1/2 of 1%, (b) the Prime Rate for such day and (c) the Eurodollar Rate that would be calculated as of such day (or, if such day is not a Business Day, as of the next preceding Business Day) in respect of a proposed Eurodollar Loan with a one-month Interest Period plus 1.0%; provided that if as of any date of determination the Base Rate is less than 0.0%, the Base Rate shall be deemed to be 0.0%. Any change in the Base Rate due to a change in the Prime Rate, the Federal Funds Rate or such Eurodollar Rate shall be effective as of the opening of business on the day of such change in the Prime Rate, the Federal Funds Rate or such Eurodollar Rate, respectively.

“Base Rate Loans” shall mean Term Loans that bear interest at rates based upon the Base Rate.

“Business Day” shall mean any day (a) on which commercial banks are not authorized or required to close in New York City and (b) if such day relates to the giving of notices or quotes in connection with a borrowing of, a payment or prepayment of principal of or interest on, a Continuation or Conversion of or into, or an Interest Period for, a Eurodollar Loan or a notice by the Company with respect to any such borrowing, payment, prepayment, Continuation, Conversion, or Interest Period, also on which dealings in Dollar deposits are carried out in the London interbank market.

“Capital Lease Obligations” shall mean, for any Person, all obligations of such Person to pay rent or other amounts under a lease of (or other agreement conveying the right to use) Property to the extent such obligations are required to be classified and accounted for as a capital lease on a balance sheet of such Person under GAAP, and, for purposes of this Agreement, the amount of such obligations shall be the capitalized amount thereof, determined in accordance with GAAP.

“Change of Control” shall mean (i) the acquisition of ownership, directly or indirectly, beneficially or of record, by any Person or group (within the meaning of the Securities Exchange Act of 1934 and the rules of the Securities and Exchange Commission thereunder as in effect on the date hereof), of shares representing more than 35% of the aggregate ordinary voting power represented by the issued and outstanding capital stock of the Company or (ii) the occupation of a majority of the seats (other than vacant seats) on the board of directors of the Company by Persons who were neither (A) nominated or approved by the board of directors of the Company or (B) appointed by directors so nominated or approved.

“Change of Control Notice” shall have the meaning assigned to such term in Section 2.10(b) hereof.

“Code” shall mean the Internal Revenue Code of 1986, as amended from time to time.

“Commitment” shall mean, as to each Bank, the obligation of such Bank to make Term Loans pursuant to Section 2.01 hereof in an aggregate principal amount up to but not exceeding the amount set opposite such Bank’s name on Schedule 1 hereto under the caption “Commitment” (as the same may at any time or from time to time be assumed pursuant to Section 11.05(b) hereof). The initial aggregate amount of the Banks’ Commitments is $675,000,000.

“Company” shall have the meaning assigned to such term in the preamble hereto.

“Confidential Information” shall have the meaning assigned to such term in Section 11.11(b) hereof.

“Consolidated Net Tangible Assets” shall mean the aggregate amount of assets (less applicable reserves and other properly deductible items) after deducting therefrom (a) all current liabilities (excluding any constituting Funded Debt by reason of their being renewable or extendible) and (b) all goodwill, trade names, trademarks, patents, unamortized debt discount and expense and other like intangibles, all as set forth on the most recent balance sheet of the Company and its consolidated Subsidiaries and computed in accordance with generally accepted accounting principles.

“Continue”, “Continuation” and “Continued” refer to the continuation pursuant to Section 2.10 of a Term Loan that is a Eurodollar Loan from one Interest Period to the next Interest Period for such Loan.

“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise. “Controlling” and “Controlled” have meanings correlative thereto.

“Convert”, “Conversion” and “Converted” refer to a conversion pursuant to Section 2.10 of one Type of Loans into another Type of Loans, which may be accompanied by the transfer by a Bank (at its sole discretion) of a Loan from one Applicable Lending Office to another.

“Credit Party” shall mean the Administrative Agent or any other Bank.

“Debt” shall mean, at any date of determination thereof, the sum of (i) the aggregate amount set forth as “long-term debt” (or a similar caption), including the current portion thereof, on a consolidated balance sheet of the Company and its Subsidiaries as of such date in accordance with GAAP and (ii) the aggregate amount of notes payable as set forth on such balance sheet as of such date, provided that up to $1,000,000,000 of debt the proceeds of which are used to reduce and/or fund pension liabilities of the Company and its Subsidiaries shall not be considered “Debt” for purposes of Section 8.07 so long as such debt has a final maturity date that is later than the Maturity Date.

“Default” shall mean any of the events specified in Section 9, whether or not any requirement for the giving of notice, the lapse of time, or both, or any other condition, has been satisfied.

“Defaulting Bank” shall mean any Bank, as determined by the Administrative Agent, that has (a) failed to fund any portion of its Loans within three Business Days of the date required to be funded by it hereunder, unless such Bank notifies the Administrative Agent and the Company in writing that such failure is the result of such Bank’s good faith determination that one or more conditions precedent to funding (each of which conditions precedent, together with any applicable default, shall be specifically identified in such writing) has not been satisfied, (b) notified the Company, the Administrative Agent or any Bank in writing that it does not intend to comply with any of its funding obligations under this Agreement or has made a public statement to the effect that it does not intend to comply with its funding obligations under this Agreement or generally under other agreements in which it commits to extend credit, unless such writing or public statement relates to such Bank’s obligation to fund a Loan hereunder and states that such position is based on such Bank’s good faith determination that a condition precedent to funding (which condition precedent, together with any applicable default, shall be specifically identified in such writing or public statement) cannot be satisfied, (c) failed, within three Business Days after request by the Administrative Agent, to confirm that it will comply with the terms of this Agreement relating to its obligations to fund prospective Loans, provided that such Bank shall cease to be a Defaulting Bank pursuant to this clause (c) upon receipt of such written confirmation by the Administrative Agent and the Company, (d) otherwise failed to pay over to the Administrative Agent or any other Bank any other amount required to be paid by it hereunder within three Business Days of the date when due, unless the subject of a good faith dispute, or (e) (i) become or is insolvent or has a parent company that has become or is insolvent or (ii) become the subject of a bankruptcy or insolvency proceeding, or has had a receiver, conservator, trustee or custodian appointed for it, or has taken any action in furtherance of, or indicating its consent to, approval of or acquiescence in any such proceeding or appointment or has a parent company that has become the subject of a bankruptcy or insolvency proceeding, or has had a receiver, conservator, trustee or custodian appointed for it, or has taken any action in furtherance of, or indicating its consent to, approval of or acquiescence in any such proceeding or appointment; provided that a Bank shall not be a Defaulting Bank solely by virtue of the control or ownership existing as of the Effective Date of an equity interest in that Bank or direct or indirect parent company thereof by a Governmental Authority.

“Departing Bank” shall have the meaning assigned to such term in Section 5.07 hereof.

“Dollars” and “$” shall mean lawful money of the United States of America.

“Domestic Subsidiary” shall mean (i) Motorola Credit and (ii) any other Subsidiary of the Company, except any such Subsidiary (x) that neither transacts any substantial portion of its business nor regularly maintains any substantial portion of its fixed assets within the United States of America or (y) which is engaged primarily in financing the operations of the Company or its Subsidiaries outside the United States of America.

“EBITDA” shall mean, for any period, the sum, for the Company and its Subsidiaries (determined on a consolidated basis without duplication in accordance with GAAP), of the following: (a) earnings before taxes (and before income or loss attributable to unconsolidated affiliates) for such period plus (b) in each case to the extent deducted in determining earnings for such period, Net Interest Expense, depreciation and amortization, non-cash charges for reorganization of business and other non-cash charges for such period, provided that if on or after the date any such charge is taken, a cash expenditure with respect to any such non-cash charge is made within the four quarter test period which includes such non-cash charge, then the amount of such cash expenditure shall reduce earnings when paid for purposes of determining EBITDA for such period, plus (c) to the extent deducted in determining earnings for such period, nonrecurring cash charges or expenditures made in such period up to an aggregate amount not to exceed $125,000,000 in any four fiscal quarter period, minus (d) gains on sales of investments and businesses for such period (to the extent included in determining earnings for such period), plus (e) losses on sales of investments and businesses for such period (to the extent deducted in determining earnings for such period), plus (f) to the extent deducted in determining earnings for such period, nonrecurring cash charges or expenditures made in such period in connection with the Enterprise Sale up to an aggregate amount not to exceed $50,000,000 during the term of this Agreement.

“EEA Financial Institution” means (a) any credit institution or investment firm established in any EEA Member Country that is subject to the supervision of a Resolution Authority, (b) any entity established in an EEA Member Country that is a parent of an institution described in clause (a) of this definition, or (c) any financial institution established in an EEA Member Country that is a subsidiary of an institution described in clauses (a) or (b) of this definition and is subject to consolidated supervision with its parent.

“EEA Member Country” means any member state of the European Union, Iceland, Liechtenstein and Norway.

“Effective Date” shall mean the date upon which the conditions set forth in Section 6.01 hereof shall have been satisfied (or waived in accordance with Section 11.04 hereof).

“Eligible Assignee” means any Person that meets the requirements to be an assignee under 11.05(b) (subject to such consents, if any, as may be required under Section 11.05(b).

“Enterprise Sale” shall mean the sale by the Company of its “enterprise” business.

“Environmental Laws” shall mean any and all present and future Federal, state, local and foreign laws, rules or regulations, and any orders or decrees, in each case as now or hereafter in effect, relating to the regulation or protection of the environment or to emissions, discharges, releases or threatened releases of pollutants, contaminants, chemicals or toxic or hazardous substances or wastes into the indoor or outdoor environment, including, without limitation, ambient air, soil, surface water, groundwater, wetlands, land or subsurface strata, or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of pollutants, contaminants, chemicals or toxic or hazardous substances or wastes.

“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended from time to time.

“ERISA Affiliate” shall mean any (a) entity (whether or not incorporated) that is under common control with the Company within the meaning of Section 4001(a)(14) of ERISA or (b) any trade or business (whether or not incorporated) that is a member of any group of organizations that is treated as a single employer under Section 414(b), (c), (m) or (o) of the Code and of which the Company is a member.

“ERISA Event” shall mean: (a) the existence with respect to any Plan of a non-exempt Prohibited Transaction; (b) any Reportable Event; (b) the failure of the Company or any of its ERISA Affiliates to make by its due date a required installment under Section 430(j) of the Code with respect to any Plan or any failure by any Plan to satisfy the minimum funding standards (within the meaning of Section 412 of the Code or Section 302 of ERISA) applicable to such Plan, whether or not waived; (d) a determination that any Plan is, or is expected to be, in “at risk” status (within the meaning of Section 430 of the Code or Section 303 of ERISA); (e) the filing pursuant to Section 412(c) of the Code or Section 302(c) of ERISA of an application for a waiver of the minimum funding standard with respect to any Plan; (f) the occurrence of any event or condition which might constitute grounds under ERISA for the termination of, or the appointment of a trustee to administer, any Plan or the incurrence by the Company or any of its ERISA Affiliates of any liability under Title IV of ERISA with respect to the termination of any Plan, including but not limited to the imposition of any Lien in favor of the PBGC or any Plan; (g) the receipt by the Company or any of its ERISA Affiliates from the PBGC or a plan administrator of any notice relating to an intention to terminate any Plan or to appoint a trustee to administer any Plan under Section 4042 of ERISA; (h) the failure by the Company or any of its ERISA Affiliates to make any required contribution to a Multiemployer Plan pursuant to Sections 431 or 432 of the Code; (i) the incurrence by the Company or any of its ERISA Affiliates of any liability with respect to the withdrawal or partial withdrawal from any Plan or Multiemployer Plan; (j) the receipt by the Company or any of its ERISA Affiliates of any notice, or the receipt by any Multiemployer Plan from the Company or any of its ERISA Affiliates of any notice, concerning the imposition of Withdrawal Liability or a determination that a Multiemployer Plan is, or is expected to be, Insolvent, in “endangered” or “critical” status (within the meaning of Section 432 of the Code or Section 305 of ERISA), in “critical and declining” status (within the meaning of Section 305 of ERISA), terminated (within the meaning of Section 4041A of ERISA), or that the PBGC has issued a partition order under Section 4233 of ERISA with respect to the Multiemployer Plan; (k) the imposition of liability on the Company or any ERISA Affiliate pursuant to Section 4062(e) or 4069 of ERISA or by reason of the application of Section 4212(e) of ERISA; or (l) the imposition of a Lien pursuant to Section 430(k) of the Code or pursuant to Section 303(k) or 4068 of ERISA with respect to any Plan.

“EU Bail-In Legislation Schedule” means the document described as such and published by the Loan Market Association (or any successor person) from time to time.

“Eurodollar Loans” shall mean Term Loans that bear interest at rates based on rates referred to in the definition of “Fixed Base Rate” in this Section 1.01.

“Eurodollar Rate” shall mean, for any Eurodollar Loan for any Interest Period therefor, a rate per annum (rounded upwards, if necessary, to the nearest 1/16 of 1%) determined by the Administrative Agent to be equal to the Fixed Base Rate for such Loan for such Interest Period divided by 1 minus the Reserve Requirement (if any) for such Loan for such Interest Period.

“Event of Default” shall have the meaning assigned to such term in Section 9 hereof.

“Excluded Taxes” means, with respect to the Administrative Agent, any Bank or any other recipient of any payment to be made by or on account of any obligation of the Company hereunder or under any Loan Document, (a) taxes imposed on or measured by its gross or net income (however denominated), branch profit taxes and franchise taxes imposed on it, by the jurisdiction (or any political subdivision thereof) under the laws of which such recipient is organized or in which its principal office is located, or any other jurisdiction (or any political subdivision thereof) as a result of a present or former connection between such recipient and such jurisdiction imposing such tax (other than a connection arising as a result of the recipient having executed, delivered or performed its obligations or received a payment under, or enforced, this Agreement or any other Loan Document), or in the case of any Bank, in which its applicable lending office is located; (b) any branch profits tax; (c) in the case of the Administrative Agent or any Bank, any United States federal withholding tax that is imposed on amounts payable to or for the account of such recipient pursuant to a law in effect on the date such recipient becomes a party hereto (or designates a new lending office), other than as a result of an assignment request by the Company pursuant to Section 5.07, or is attributable to such recipient’s failure or inability (other than by reason of a Regulatory Change) to comply with Section 5.06(e), Section 5.06(f) or Section 5.06(g), except to the extent that such recipient (or its assignor, if any) was entitled, at the time of designation of a new lending office (or assignment), to receive additional amounts from the Company with respect to such withholding tax pursuant to Section 5.06(a); (d) United States backup withholding taxes; and (e) Taxes imposed under FATCA.

“FATCA” shall mean Sections 1471 through 1474 of the Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), any current or future regulations or official interpretations thereof, any agreements entered into pursuant to Section 1471(b)(1) of the Code and any law implementing an official governmental agreement with respect thereto.

“Federal Funds Rate” shall mean, for any day, the rate per annum (rounded upwards, if necessary, to the nearest 1/100 of 1%) equal to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers on such day, as published by the Federal Reserve Bank of New York on the Business Day next succeeding such day, provided that (a) if the day for which such rate is to be determined is not a Business Day, the Federal Funds Rate for such day shall be such rate on such transactions on the next preceding Business Day as so published on the next succeeding

Business Day, (b) if such rate is not so published for any Business Day, the Federal Funds Rate for such Business Day shall be the average rate charged to Lloyds on such Business Day on such transactions as determined by the Administrative Agent and (c) if as of any date of determination the Federal Funds Rate is less than 0.0%, the Federal Funds Rate shall be deemed to be 0.0%.

“Fitch” means Fitch Ratings Ltd. or any successor thereto.

“Fitch Rating” shall mean, as of any date of determination thereof, the “Issuer Rating” most recently published by Fitch relating to the senior unsecured non-credit enhanced long term debt securities of or guaranteed by the Company then outstanding.

“Fixed Base Rate” shall mean, with respect to any Eurodollar Loan for any Interest Period therefor, the rate per annum (rounded upwards, if necessary, to the nearest 1/16 of 1%) as administered by the ICE Benchmark Administration appearing on the applicable Bloomberg screen page (or such other page as may replace that page in that service or the appropriate page of such other information service that publishes such rate from time to time as selected by the Administrative Agent in its reasonable discretion, in each case, the rate on such page is referred to as the “Screen Rate”) at approximately 11:00 a.m. London time (or as soon thereafter as practicable) two Business Days prior to the first day of such Interest Period as the London Interbank Offered Rate for Dollar deposits having a term comparable to such Interest Period and in an amount of $1,000,000 or more; provided, if the Screen Rate shall not be available at such time for such Interest Period (an “Impacted Interest Period”) with respect to Dollars, then the Fixed Base Rate shall be the Interpolated Rate at such time; provided further that if as of any date of determination the Fixed Base Rate is less than 0.0%, the Fixed Base Rate shall be deemed to be 0.0%. “Interpolated Rate” means, at any time, the rate per annum determined by the Administrative Agent (which determination shall be conclusive and binding absent manifest error) to be equal to the rate that results from interpolating on a linear basis between: (a) the Screen Rate for the longest period (for which that Screen Rate is available in Dollars) that is shorter than the Impacted Interest Period and (b) the Screen Rate for the shortest period (for which that Screen Rate is available for Dollars) that exceeds the Impacted Interest Period, in each case, at such time.

“Funded Debt” shall mean all Debt having a maturity of more than 12 months from the date of the most recent balance sheet of the Company and its consolidated Subsidiaries or having a maturity of less than 12 months but by its terms being renewable or extendible beyond 12 months from the date of such balance sheet at the option of the respective borrower.

“GAAP” shall mean generally accepted accounting principles applied on a basis consistent with those that, in accordance with the last sentence of Section 1.02(a) hereof, are to be used in making the calculations for purposes of determining compliance with this Agreement.

“Governmental Authority” shall mean any nation or government, any state or other political subdivision thereof, any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative functions of or pertaining to government, any securities exchange and any self-regulatory organization (including the National Association of Insurance Commissioners).

“Guarantee” shall mean a guarantee, an endorsement, a contingent agreement to purchase or to furnish funds for the payment or maintenance of, or otherwise to be or become contingently liable under or with respect to, the Indebtedness, other obligations, net worth, working capital or earnings of any Person, or a guarantee of the payment of dividends or other distributions upon the stock or equity interests of any Person, or an agreement to purchase, sell or lease (as lessee or lessor) Property, products, materials, supplies or services primarily for the purpose of enabling a debtor to make payment of such debtor’s obligations or an agreement to assure a creditor against loss, and including, without limitation, causing a bank or other financial institution to issue a letter of credit or other similar instrument for the benefit of another Person, but excluding endorsements for collection or deposit in the ordinary course of business. The terms “Guarantee” and “Guaranteed” used as a verb shall have a correlative meaning.

“Impacted Interest Period” shall have the meaning assigned to such term in the definition of “Fixed Base Rate”.

“Indebtedness” shall mean, for any Person: (a) obligations created, issued or incurred by such Person for borrowed money (whether by loan, the issuance and sale of debt securities or the sale of Property to another Person subject to an understanding or agreement, contingent or otherwise, to repurchase such Property from such Person); (b) obligations of such Person to pay the deferred purchase or acquisition price of Property or services, other than trade accounts payable (other than for borrowed money) arising, and accrued expenses incurred, in the ordinary course of business; (c) all obligations of such Person evidenced by notes, bonds, debentures or other similar instruments, (d) Indebtedness of others secured by a Lien on the Property of such Person, whether or not the respective indebtedness so secured has been assumed by such Person; (e) obligations of such Person in respect of letters of credit or similar instruments issued or accepted by banks and other financial institutions for account of such Person (other than import letters of credit and import banker’s acceptances arising in the ordinary course of such Person’s business); (f) Capital Lease Obligations of such Person; and (g) Indebtedness of others Guaranteed by such Person.

“Insolvent” shall mean, with respect to any Multiemployer Plan, the condition that such Plan is insolvent within the meaning of Section 4245 of ERISA.

“Interest Period” shall mean, for any Eurodollar Loan, each period commencing on the date such Eurodollar Loan is made or Converted from a Loan of another Type or (in the event of a Continuation) the last day of the next preceding Interest Period for such Loan, and ending on the numerically corresponding day in the first, second, third or sixth calendar month (or, if consented to by each Bank, twelve months or other periods) thereafter, as the Company may select as provided in Section 4.05 hereof, except that each Interest Period that commences on the last Business Day of a calendar month (or on any day for which there is no numerically corresponding day in the appropriate subsequent calendar month) shall end on the last Business Day of the appropriate subsequent calendar month.

Notwithstanding the foregoing: (i) if any Interest Period for any Loan would otherwise end after the Maturity Date in existence at the time such Interest Period is selected, such Interest Period shall not be available hereunder; (ii) each Interest Period that would otherwise end on a day that is not a Business Day shall end on the next succeeding Business Day (or, in the case of an

Interest Period for a Eurodollar Loan, if such next succeeding Business Day falls in the next succeeding calendar month, on the next preceding Business Day); and (iii) notwithstanding clauses (i) and (ii) above, no Interest Period for any Eurodollar Loan shall have a duration of less than one month and, if any Interest Period for any Eurodollar Loan would otherwise be a shorter period, such Interest Period shall not be available hereunder.

“Interpolated Rate” shall have the meaning assigned to such term in the definition of “Fixed Base Rate”.

“Inventory” shall mean all raw materials, work-in-process and finished products from time to time manufactured or consumed by the Company or any Domestic Subsidiary in the ordinary course of business.

“IRS” shall mean U.S. Internal Revenue Service.

“Lien” shall mean, with respect to any Property, any mortgage, lien, pledge, charge, security interest or encumbrance of any kind in respect of such Property. For purposes of this Agreement, a Person shall be deemed to own subject to a Lien any Property that it has acquired or holds subject to the interest of a vendor or lessor under any conditional sale agreement, capital lease or other title retention agreement (other than an operating lease) relating to such Property.

“Lloyds” shall mean Lloyds Bank plc.

“Loan Documents” shall mean this Agreement, the Notes, and any amendment, waiver, supplement or other modification to any of the foregoing.

“Loans” shall mean Term Loans made by the Banks to the Company hereunder.

“Majority Banks” shall mean Banks having more than 50% of (a) until the Effective Date, the Commitments then in effect and (b) thereafter, the aggregate unpaid principal amount of the Term Loans then outstanding.

“Margin Stock” shall mean “margin stock” within the meaning of Regulations U and X.

“Material Adverse Effect” shall mean a material adverse effect on (a) the financial condition of the Company and its Subsidiaries taken as a whole or (b) the validity or enforceability of the Loan Documents.

“Material Domestic Subsidiary” shall mean, at any time, (i) Motorola Credit and (ii) any other Domestic Subsidiary of the Company that as of such time meets the definition of a “significant subsidiary” contained as of the date hereof in Regulation S-X of the SEC, provided that the Company may designate any Domestic Subsidiary as a “Material Domestic Subsidiary” for the purposes of Section 8.05 hereof.

“Maturity Date” shall mean February 18, 2019; provided that, if such date is not a Business Day, the Maturity Date shall be the next preceding Business Day.

“Maximum Rate” shall have the meaning assigned to such term in Section 11.15.

“Moody’s” shall mean Moody’s Investors Service, Inc.

“Moody’s Rating” shall mean, as of any date of determination thereof, the “Issuer Rating” most recently published by Moody’s relating to the senior unsecured non-credit enhanced long term debt securities of or Guaranteed by the Company then outstanding.

“Motorola Credit” shall mean Motorola Solutions Credit Company, LLC a Delaware limited liability company or any successor thereto.

“Multiemployer Plan” shall mean a multiemployer plan defined as such in Section 3(37) of ERISA to which contributions have been made by the Company or any of its ERISA Affiliates and that is subject to Title IV of ERISA.

“Net Interest Expense” shall mean, for any period, net interest expense for such period for the Company and its Subsidiaries (determined on a consolidated basis without duplication in accordance with GAAP).

“Net Worth” shall mean, as at any date, the amount of total stockholders’ equity for the Company and its consolidated Subsidiaries (determined on a consolidated basis without duplication in accordance with GAAP).

“Non-Excluded Taxes” shall mean taxes, levies, import duties, charges, fees, deductions or withholdings now or hereafter imposed, levied or assessed by any Governmental Authority other than Excluded Taxes on payments made by or on account of any obligation of the Company under any Loan Document.

“Non-U.S. Bank” shall mean a Bank that is not a U.S. Person.

“Notes” shall mean any promissory notes issued pursuant to Section 2.09(d) hereof.

“Notice of Default” shall have the meaning assigned to such term in Section 8.01(e) hereof.

“Other Taxes” shall mean transfer, stamp, documentary or other similar taxes, assessments or charges levied by any governmental or revenue authority in respect of this Agreement or any of the Notes or any other document referred to herein, except for any such taxes, assessments or charges imposed as a result of an assignment or participation.

“Participant” shall have the meaning assigned to such term in Section 11.05(e) hereof.

“Participant Register” shall have the meaning assigned to such term in Section 11.05(e).

“Patriot Act” shall have the meaning assigned to such term in Section 8.02(b).

“Payor” shall have the meaning assigned to such term in Section 4.06 hereof.

“PBGC” shall mean the Pension Benefit Guaranty Corporation or any entity succeeding to any or all of its functions under ERISA.

“Permitted Receivables Liens” shall have the meaning assigned to such term in Section 8.05 hereof.

“Permitted Receivables Transfer” shall have the meaning assigned to such term in Section 8.05 hereof.

“Person” shall mean any individual, corporation, company, voluntary association, partnership, limited liability company, joint venture, unincorporated organization, business trust, joint stock company, trust, Governmental Authority or other entity of whatever nature.

“Plan” shall mean an employee benefit or other plan that is covered by Title IV of ERISA, other than a Multiemployer Plan, in respect of which the Company or any of its ERISA Affiliates is (or, if such Plan were terminated, would, under Section 4062 or Section 4069 of the ERISA be deemed to be) an “employer” as defined in Section 3(5) of ERISA.

“Post-Default Rate” shall mean, in respect of any principal of any Loan or any other amount under this Agreement or any Note that is not paid when due (whether at stated maturity, by acceleration, by optional or mandatory prepayment or otherwise), a rate per annum equal to 2% plus the Base Rate as in effect from time to time (provided that, if the amount so in default is principal of a Eurodollar Loan, the “Post-Default Rate” for such principal shall be 2% plus the interest rate for such Loan as provided in Section 3.02 hereof).

“Prime Rate” shall mean the rate of interest from time to time announced by Lloyds at its principal office in the United States as its prime commercial lending rate.

“Principal Property” shall mean any single parcel of real estate, manufacturing plant or warehouse owned or leased by the Company or any Domestic Subsidiary which is located within the United States of America and the gross book value (without deduction of any depreciation reserves) of which on the date as of which the determination is being made exceeds 1% of Consolidated Net Tangible Assets, other than any such manufacturing plant or warehouse or portion thereof (a) which is a pollution control or other facility financed by obligations issued by a State or local government unit and described in Section 141(a), 142(a)(5), 142(a)(6) or 144(a) of the Code, or any successor provision thereof, or (b) which, in the opinion of the board of directors of the Company or any duly authorized committee thereof, is not of material importance to the total business conducted by the Company and its Subsidiaries as an entirety.

“Property” shall mean any right or interest in or to property of any kind whatsoever, whether real, personal or mixed and whether tangible or intangible.

“Proposed Bank” shall have the meaning assigned to such term in Section 5.07 hereof.

“Quarterly Dates” shall mean the last Business Day of March, June, September and December in each year, the first of which shall be the first such day after the date hereof.

“Rating” shall mean the Moody’s Rating, the Standard & Poor’s Rating or the Fitch Rating.

“Rating Agency” shall mean Moody’s, Standard & Poor’s or Fitch, as applicable.

“Rating Group” shall mean any of Rating Group I, Rating Group II, Rating Group III, Rating Group IV, Rating Group V and Rating Group VI, each defined as follows:

“Rating Group I” shall mean ratings during a period when (a) no Event of Default has occurred and is continuing and (b) the Moody’s Rating is at or above A3 or the Standard & Poor’s Rating is at or above A- or the Fitch Rating is at or above A-.

“Rating Group II” shall mean ratings during a period when (a) no Event of Default has occurred and is continuing, (b) the Moody’s Rating is at or above Baa1 or the Standard & Poor’s Rating is at or above BBB+ or the Fitch Rating is at or above BBB+ and (c) Rating Group I is not in effect;

“Rating Group III” shall mean ratings during a period when (a) no Event of Default has occurred and is continuing, (b) the Moody’s Rating is at or above Baa2 or the Standard & Poor’s Rating is at or above BBB or the Fitch Rating is at or above BBB and (c) neither Rating Group I nor Rating Group II is in effect;

“Rating Group IV” shall mean ratings during a period when (a) no Event of Default has occurred and is continuing, (b) the Moody’s Rating is at or above Baa3 or the Standard & Poor’s Rating is at or above BBB- or the Fitch Rating is at or above BBB- and (c) none of Rating Group I, Rating Group II or Rating Group III is in effect;

“Rating Group V” shall mean ratings during a period when (a) no Event of Default has occurred and is continuing, (b) the Moody’s Rating is at or above Ba1 or the Standard & Poor’s Rating is at or above BB+ or the Fitch Rating is at or above BB+ and (c) none of Rating Group I, Rating Group II, Rating Group III or Rating Group IV is in effect; and

“Rating Group VI” shall mean ratings during a period when none of Rating Group I, Rating Group II, Rating Group III, Rating Group IV or Rating Group V is in effect;

provided that, (A) if two or more of the Moody’s Rating, the Standard & Poor’s Rating and the Fitch Rating fall into different Rating levels, then the applicable Rating Group shall be determined by reference to the two highest of such Ratings and (B) if such two highest Ratings fall into different Rating levels and one of such Ratings is (i) no more than one Rating level higher than the other then the applicable Rating Group shall be determined by reference to the lower of such Ratings and (ii) two or more Rating levels lower than the other of such Ratings, then the applicable Rating Group shall be determined by reference to a hypothetical Rating that would fall into the Rating level that is one higher than the Rating level into which the lower of such Ratings falls.

“Receivables” shall mean all accounts receivable of the Company or any Domestic Subsidiary arising out of the sale of Inventory, or the provision of services by the Company or any Domestic Subsidiary, in the ordinary course of business.

“Recipient” shall mean as applicable, the Administrative Agent and any Bank.

“Register” shall have the meaning assigned to such term in Section 11.05(c) hereof.

“Regulations A, D, U and X” shall mean, respectively, Regulations A, D, U and X of the Board of Governors of the Federal Reserve System (or any successor), as the same may be modified and supplemented and in effect from time to time.

“Regulatory Change” shall mean, with respect to any Bank, any change after the date hereof in Federal, state or foreign law or regulations (including, without limitation, Regulation D) or the adoption or making after such date of any interpretation, directive or request applying to a class of banks including such Bank of or under any Federal, state or foreign law or regulations (whether or not having the force of law and whether or not failure to comply therewith would be unlawful) by any court or governmental or monetary authority charged with the interpretation or administration thereof; provided however, notwithstanding anything herein to the contrary, (i) all requests, rules, guidelines, requirements and directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or by United States or foreign regulatory authorities, in each case pursuant to Basel III, and (ii) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines, requirements and directives thereunder or issued in connection therewith or in implementation thereof, shall in each case be deemed to be a “Regulatory Change”, regardless of the date enacted, adopted, issued or implemented.

“Reportable Event” shall mean any “reportable event,” as defined in Section 4043(c) of ERISA or the regulations issued thereunder, with respect to a Plan, other than those events as to which the requirements to provide notice is waived pursuant to DOL Reg. § 4043 as in effect on the date hereof.

“Required Payment” shall have the meaning assigned to such term in Section 4.06 hereof.

“Requirement of Law” shall mean as to any Person, the Certificate of Incorporation and By-Laws or other organizational or governing documents of such Person, and any law, treaty, rule or regulation or determination of an arbitrator or a court or other Governmental Authority, in each case applicable to or binding upon such Person or any of its property or to which such Person or any of its property is subject.

“Reserve Requirement” shall mean, for any Interest Period for any Eurodollar Loan, the average maximum rate at which reserves (including, without limitation, any marginal, supplemental or emergency reserves) are required to be maintained during such Interest Period under Regulation D by member banks of the Federal Reserve System in New York City with deposits exceeding one billion Dollars against “Eurocurrency liabilities” (as such term is used in Regulation D). Without limiting the effect of the foregoing, the Reserve Requirement shall include any other reserves required to be maintained by such member banks by reason of any Regulatory Change with respect to (i) any category of liabilities that includes deposits by reference to which the Fixed Base Rate for Eurodollar Loans for any Interest Period is to be determined as provided in the definition of “Fixed Base Rate” in this Section 1.01 or (ii) any category of extensions of credit or other assets that includes Eurodollar Loans.

“Resolution Authority” means any body which has authority to exercise any Write-down and Conversion Powers.

“Sale and Leaseback Transaction” shall have the meaning assigned to such term in Section 8.06 hereof.

“Sanctions” shall mean any economic or financial sanctions or trade embargoes imposed, administered or enforced from time to time by (a) the U.S. government, including those administered by the Office of Foreign Assets Control of the U.S. Department of the Treasury or the U.S. Department of State or (b) the United Nations Security Council, the European Union or Her Majesty’s Treasury of the United Kingdom.

“Sanctioned Country” shall mean, at any time, a country or territory which is the subject or target of any Sanctions.

“Sanctioned Person” shall mean, at any time, (a) any Person listed in any Sanctions-related list of designated Persons maintained by the Office of Foreign Assets Control of the U.S. Department of the Treasury or the U.S. Department of State or by the United Nations Security Council, the European Union or any EU member state, (b) any Person operating, organized or resident in a Sanctioned Country or (c) any Person controlled by any such Person.

“Screen Rate” shall have the meaning assigned to such term in the definition of “Fixed Base Rate”.

“SEC” shall mean the Securities and Exchange Commission or any governmental authority succeeding to its principal functions.

“Senior Indenture” shall mean the Senior Indenture dated as of May 1, 1995 between The Bank of New York Mellon Trust Company, N.A. (as successor to Bank One Trust Company, N.A., as successor to Harris Trust and Savings Bank), as trustee, and Motorola, Inc., as such Senior Indenture shall be amended, restated, supplemented or otherwise modified and in effect from time to time.

“Senior Securities” shall mean the Securities issued pursuant to the Senior Indenture.

“Special Counsel” shall mean Simpson Thacher & Bartlett LLP, special New York counsel to Lloyds.

“Standard & Poor’s” shall mean Standard & Poor’s Ratings Service, a Division of McGraw Hill Financial, Inc.

“Standard and Poor’s Rating” shall mean, as of any date of determination thereof, the corporate credit rating most recently published by Standard & Poor’s relating to the senior unsecured non-credit enhanced long term debt securities of or Guaranteed by the Company then outstanding.

“Subsidiary” shall mean, with respect to any Person, any corporation, partnership or other entity of which at least a majority of the securities or other ownership interests having by the terms thereof ordinary voting power to elect a majority of the board of directors or other persons performing similar functions of such corporation, partnership or other entity (irrespective of whether or not at the time securities or other ownership interests of any other class or classes of such corporation, partnership or other entity shall have or might have voting power by reason of the happening of any contingency) is at the time directly or indirectly owned or controlled by such Person or one or more Subsidiaries of such Person or by such Person and one or more Subsidiaries of such Person.

“Taxes” shall mean any present or future taxes, levies, imposts, duties, deductions, withholdings, assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.

“Term Loans” shall mean the loans provided for by Section 2.01 hereof, which may be Base Rate Loans and/or Eurodollar Loans.

“Type” shall have the meaning assigned to such term in Section 1.03 hereof.

“U.S. Person” shall mean a “United States person” within the meaning of Section 7701(a)(30) of the Code.

“Wholly Owned Subsidiary” shall mean, with respect to any Person, any corporation, partnership or other entity of which all of the equity securities or other ownership interests (other than, in the case of a corporation or other similar legal entity, directors’ qualifying shares or shares held by residents of the jurisdiction in which such corporation or other similar legal entity is organized as required by the law of such jurisdiction) are directly or indirectly owned or controlled by such Person or one or more Wholly Owned Subsidiaries of such Person or by such Person and one or more Wholly Owned Subsidiaries of such Person.

“Withdrawal Liability” shall mean liability to a Multiemployer Plan as a result of a complete or partial withdrawal from such Multiemployer Plan, as such terms are defined in Title IV of ERISA.

“Write-down and Conversion Powers” means in relation to any Bail-In Legislation described in the EU Bail-In Legislation Schedule from time to time, the powers described as such in relation to that Bail-In Legislation in the EU Bail-In Legislation Schedule.

1.02 Accounting Terms and Determinations.

(a) Accounting Terms Generally. Except as otherwise expressly provided herein, all accounting terms used herein shall be interpreted, and all financial statements and certificates and reports as to financial matters required to be delivered to the Banks hereunder shall (unless otherwise disclosed to the Banks in writing at the time of delivery thereof in the manner described in subsection (b) below) be prepared, in accordance with generally accepted accounting principles applied on a basis consistent with those used in the preparation of the latest financial statements furnished to the Banks hereunder (which, prior to the delivery of the first financial statements under Section 8.01 hereof, shall mean the audited financial statements as at, and for the fiscal year ended, December 31, 2014 referred to in Section 7.02 hereof). All calculations made for the purposes of determining compliance with this Agreement shall (except as otherwise expressly provided herein) be made by application of generally accepted accounting principles applied on a basis consistent with those used in the preparation of the latest annual or quarterly financial statements furnished to the Banks pursuant to Section 8.01 hereof (or, prior to the delivery of the first financial statements under Section 8.01 hereof, used in the preparation of the audited financial statements as at December 31, 2014 referred to in Section 7.02 hereof) unless

(i) the Company shall have objected to determining such compliance on such basis at the time of delivery of such financial statements or

(ii) the Majority Banks shall so object in writing within 30 days after delivery of such financial statements,

in either of which events such calculations shall be made on a basis consistent with those used in the preparation of the latest financial statements as to which such objection shall not have been made (which, if objection is made in respect of the first financial statements delivered under Section 8.01 hereof, shall mean the audited financial statements as at, and for the fiscal year ended, December 31, 2014 referred to in Section 7.02 hereof).

(b) Changes in Fiscal Periods. The Company shall deliver to the Banks at the same time as the delivery of any annual or quarterly financial statement under Section 8.01 hereof (i) a description in reasonable detail of any material variation between the application of accounting principles employed in the preparation of such statement and the application of accounting principles employed in the preparation of the next preceding annual or quarterly financial statements as to which no objection has been made in accordance with the last sentence of subsection (a) above and (ii) reasonable estimates of the difference between such statements arising as a consequence thereof.

1.03 Types of Loans. Loans hereunder are distinguished by “Type”. The “Type” of a Loan refers to whether such Loan is a Base Rate Loan or a Eurodollar Loan, each of which constitutes a Type.

Section 2. Commitments, Loans and Prepayments.

2.01 Term Loans.

(a) Each Bank severally agrees, on the terms and conditions of this Agreement, to make a Term Loan to the Company in Dollars on the Effective Date in an aggregate principal amount not to exceed the Commitment of such Bank, which Term Loans (i) once prepaid or repaid, may not be reborrowed and (ii) may be Converted from Term Loans of one Type into Term Loans of another Type (as provided in Section 2.10) or may be Continued

from Term Loans of one Type as Term Loans of the same Type (as provided in Section 2.10); provided that no more than three separate Interest Periods in respect of Eurodollar Loans from each Bank may be outstanding at any one time.

2.02 Procedure for Term Loan Borrowing. The Company shall give the Administrative Agent notice of borrowing hereunder as provided in Section 4.05 hereof. Not later than 1:00 p.m. New York time on the Effective Date, each Bank shall make available the amount of the Term Loans to be made by it on such date to the Administrative Agent, at an account in New York designated by the Administrative Agent, in immediately available funds, for account of the Company. The amount so received by the Administrative Agent shall, subject to the terms and conditions of this Agreement, be made available to the Company by depositing the same, in immediately available funds, in an account of the Company designated by the Company.

2.03 [Reserved].

2.04 [Reserved].

2.05 Changes of Commitments. The aggregate amount of the Commitments shall be automatically reduced to zero upon the funding in full of the requested Term Loans on the Effective Date. The Commitments once so reduced may not be reinstated.

2.06 Fees.

The Company agrees to pay to the Administrative Agent the fees in the amounts and on the dates as set forth in any written fee agreements with the Administrative Agent and to perform any other obligations contained therein.

2.07 Lending Offices. The Loans of each Type made by each Bank shall be made and maintained at such Bank’s Applicable Lending Office for Loans of such Type.

2.08 Several Obligations; Remedies Independent. The failure of any Bank to make the Term Loan to be made by it on the Effective Date shall not relieve any other Bank of its obligation to make its Term Loan on such date, but neither any Bank nor the Administrative Agent shall be responsible for the failure of any other Bank to make the Term Loan to be made by such other Bank, and (except as otherwise provided in Section 4.06 hereof) no Bank shall have any obligation to the Administrative Agent or any other Bank for the failure by such Bank to make the Term Loan required to be made by such Bank. The amounts payable by the Company at any time hereunder and under the Notes to each Bank shall be a separate and independent debt and each Bank shall be entitled to protect and enforce its rights arising out of this Agreement and the Notes, and it shall not be necessary for any other Bank or the Administrative Agent to consent to, or be joined as an additional party in, any proceedings for such purposes.

2.09 Evidence of Debt.

(a) Records by Banks. Each Bank shall maintain in accordance with its usual practice an account or accounts evidencing the indebtedness of the Company to such Bank resulting from each Loan made by such Bank, including the amounts of principal and interest payable and paid to such Bank from time to time hereunder.

(b) Records by Administrative Agent. The Administrative Agent shall maintain accounts in which it shall record (i) the amount of each Loan made hereunder, the Type thereof and an Interest Period applicable thereto, (ii) the amount of any principal or interest due and payable or to become due and payable from the Company to each Bank hereunder and (iii) the amount of any sum received by the Administrative Agent from the Company hereunder for the account of the Banks and each Bank’s share thereof.

(c) Effect of Entries. The entries made in the accounts maintained pursuant to paragraph (a) or (b) of this Section 2.09 shall be prima facie evidence of the existence and amounts of the obligations recorded therein; provided that the failure of any Bank or the Administrative Agent to maintain such accounts or any error therein shall not in any manner affect the obligation of the Company to repay its Loans in accordance with the terms of this Agreement.

(d) Notes. Any Bank may request that Loans made by it be evidenced by a promissory note. In such event, the Company shall prepare, execute and deliver to such Bank a promissory note payable to such Bank in the form of Exhibit A hereto.

2.10 Prepayments and Conversions or Continuations of Loans.

(a) Optional Prepayments and Conversions or Continuations of Loans. Subject to Sections 4.04 and 5.05 hereof, Term Loans may from time to time be prepaid, may be Converted from one Type of Term Loans into another Type and may be Continued as Term Loans of the same Type, provided that, the Company shall give the Administrative Agent notice of each such prepayment, Conversion or Continuation as provided in Section 4.05 hereof (and, upon the date specified in any such notice of prepayment, the amount to be prepaid shall become due and payable hereunder). Notwithstanding the foregoing, and without limiting the rights and remedies of the Banks under Section 9, if any Event of Default has occurred and is continuing and the Administrative Agent (whether at its own election or at the direction of the Majority Banks) so notifies the Company, then, so long as an Event of Default is continuing (i) the right of the Company to Convert any Loan into a Eurodollar Loan, or to Continue any Loan as a Eurodollar Loan, shall be suspended and (ii) all Loans shall be Converted (on the last day(s) of the respective Interest Periods therefor) into, or Continued as, as the case may be, Base Rate Loans.

(b) Mandatory Prepayments. (i) Promptly, but in any event no later than three Business Days after any Change of Control, the Company shall provide the Banks with written notice thereof (a “Change of Control Notice”). Upon the occurrence of any Change of Control (or at any time within 120 days thereafter), the Majority Banks may, by notice to the Company through the Administrative Agent, effective upon a date specified in such notice, (i) terminate the Commitments hereunder and (ii) demand that the outstanding principal amount of all Loans and all accrued and unpaid interest thereon, together with all other amounts payable by the Company under this Agreement, be paid in full, and on such date the Company agrees to so pay such outstanding principal, interest and other amounts.

(ii) In the event that the Acquisition shall not have been consummated on or prior to the date that is one Business Day following the date on which the Term Loans are funded hereunder or such later date as determined by the Administrative Agent in its sole discretion, the Company shall repay in full on such date the outstanding principal amount of all outstanding Loans hereunder and all accrued and unpaid interest thereon, together with all other amounts payable by the Company under this Agreement.

2.11 [Reserved].

2.12 Defaulting Banks. Notwithstanding any provision of this Agreement to the contrary, if any Bank becomes a Defaulting Bank, then the following provisions shall apply for so long as such Bank is a Defaulting Bank:

(a) The Loans of such Defaulting Bank shall not be included in determining whether all Banks or the Majority Banks have taken or may take any action hereunder (including any consent to any amendment, waiver or other modification pursuant to Section 11.04); provided that any waiver, amendment or modification (x) increasing the Commitment of, reducing amounts owed to, or extending the final maturity of the Term Loans of, such Defaulting Bank or (y) requiring the consent of all Banks or each affected Bank which affects such Defaulting Bank differently than other affected Banks shall, in each case, require the consent of such Defaulting Bank;

(b) Any amount payable to such Defaulting Bank hereunder (whether on account of principal, interest, fees or otherwise and including any amount that would otherwise be payable to such Defaulting Bank pursuant to Section 4.07(b) but excluding Section 5.07) shall, in lieu of being distributed to such Defaulting Bank, be retained by the Administrative Agent in a segregated account and, subject to any applicable requirements of law, be applied at such time or times as may be determined by the Administrative Agent (i) first, to the payment of any amounts owing by such Defaulting Bank to the Administrative Agent hereunder, (ii) second, to the funding of any Loan in respect of which such Defaulting Bank has failed to fund its portion thereof as required by this Agreement, (iii) third, to the payment of any amounts then owing to the Banks as a result of any judgment of a court of competent jurisdiction obtained by any Bank against such Defaulting Bank as a result of such Defaulting Bank’s breach of its obligations under this Agreement, (iv) fourth, to the payment of any amounts then owing to the Company as a result of any judgment of a court of competent jurisdiction obtained by the Company against such Defaulting Bank as a result of such Defaulting Bank’s breach of its obligations under this Agreement, and (v) fifth, to such Defaulting Bank or as otherwise directed by a court of competent jurisdiction.

2.13 [Reserved].

2.14 Inability to Determine Interest Rate. If prior to the first day of any Interest Period:

(i) the Administrative Agent shall have determined (which determination shall be presumptively correct and binding on the Company) that by reason of circumstances affecting the relevant market adequate and reasonable means (including, without limitation, by means of an Interpolated Rate) do not exist for ascertaining the Fixed Base Rate, for such Interest Period, or

(ii) the Administrative Agent shall have received notice from the Majority Banks in respect of the relevant facility that the Fixed Base Rate, as applicable, determined or to be determined for such Interest Period will not adequately and fairly reflect the cost to such Banks (as conclusively certified by such Banks) of making or maintaining their affected Loans during such Interest Period, the Administrative Agent shall give telecopy, telephonic or e-mail notice thereof to the Company and the relevant Banks as soon as practicable thereafter. If such notice is given (x) any Eurodollar Loans under the relevant facility requested to be made on the first day of such Interest Period shall be made as Base Rate Loans, (y) any Loans under the relevant facility that were to have been converted on the first day of such Interest Period to Eurodollar Loans shall be continued as Base Rate Loans and (z) any outstanding Eurodollar Loans under the relevant facility shall be converted, on the last day of the then-current Interest Period, to Base Rate Loans. Until such notice has been withdrawn by the Administrative Agent, which the Administrative Agent shall do promptly after the circumstances giving rise to such event no longer exists, no further Eurodollar Loans under the relevant facility shall be made or continued as such, nor shall the Company have the right to convert Loans under the relevant facility to Eurodollar Loans.

Section 3. Payments of Principal and Interest.

3.01 Repayment of Term Loans.

The Company hereby promises to pay to the Administrative Agent for account of the Banks the entire outstanding principal amount of the Term Loans, and each Term Loan shall mature, on the Maturity Date.

3.02 Interest. The Company hereby promises to pay to the Administrative Agent for account of each Bank interest on the unpaid principal amount of each Loan made by such Bank to the Company for the period from and including the date of such Loan to but excluding the date such Loan shall be paid in full, at the following rates per annum:

(a) if such Loan is a Base Rate Loan, the Base Rate (as in effect from time to time) plus the Applicable Margin; and

(b) if such Loan is a Eurodollar Loan, the Eurodollar Rate for each Loan for the Interest Period therefor plus the Applicable Margin.

Notwithstanding the foregoing, the Company hereby promises to pay to the Administrative Agent for account of each Bank interest at the applicable Post-Default Rate on any principal of any Loan made by such Bank to the Company and on any other amount payable by the Company hereunder or under the Notes of the Company held by such Bank to or for account of such Bank, that shall not be paid in full when due (whether at stated maturity, by acceleration, by mandatory prepayment or otherwise), for the period from and including the due date thereof to but excluding the date the same is paid in full.

Accrued interest on each Loan shall be payable (i) in the case of a Base Rate Loan, quarterly in arrears on each Quarterly Date, (ii) in the case of a Eurodollar Loan, on the last day of each Interest Period therefor and, if such Interest Period is longer than three months

(in the case of a Eurodollar Loan), at three-month intervals following the first day of such Interest Period, and (iii) in the case of any Loan, upon the payment or prepayment thereof or the Conversion of such Loan to a Loan of another Type (but only on the principal amount so paid, prepaid or Converted), except that interest payable at the Post-Default Rate shall be payable from time to time on demand. Promptly after the determination of any interest rate provided for herein or any change therein, the Administrative Agent shall give notice thereof to the Banks to which such interest is payable and to the Company.

Section 4. Payments; Pro Rata Treatment; Computations; Etc.

4.01 Payments.

(a) Payments Generally. Except to the extent otherwise provided herein, all payments of principal, interest and other amounts to be made by the Company under this Agreement and the Notes, shall be made in Dollars, in immediately available funds, without deduction, set-off or counterclaim, to the Administrative Agent at an account in New York designated by the Administrative Agent, not later than 1:00 p.m. New York time on the date on which such payment shall become due (each such payment made after such time on such due date to be deemed to have been made on the next succeeding Business Day).

(b) Debiting by Banks. Any Bank for whose account any such payment is to be made may (but shall not be obligated to) debit the amount of any such payment that is not made by such time to any ordinary deposit account of the Company with such Bank (with notice to the Company and the Administrative Agent).

(c) Specification by Company of Amounts Paid. The Company shall, at the time of making each payment under this Agreement or any Note for account of any Bank, specify to the Administrative Agent (which shall so notify the intended recipient(s) thereof) the Loans or other amounts payable by the Company hereunder to which such payment is to be applied (and in the event that the Company fails to so specify, or if an Event of Default has occurred and is continuing, the Administrative Agent may distribute such payment to the Banks for application in such manner as it or the Majority Banks, subject to Section 4.02 hereof, may determine to be appropriate).

(d) Remittance by Administrative Agent. Each payment received by the Administrative Agent under this Agreement or any Note for account of any Bank shall be paid by the Administrative Agent promptly to such Bank, in immediately available funds, for account of such Bank’s Applicable Lending Office for the Loan or other obligation in respect of which such payment is made.

(e) Extension of Due Date. If the due date of any payment under this Agreement or any Note would otherwise fall on a day that is not a Business Day, such date shall be extended to the next succeeding Business Day, and interest shall be payable for any principal so extended for the period of such extension.

4.02 Pro Rata Treatment.

Except to the extent otherwise provided herein: (a) the borrowing of Term Loans of a particular Type from the Banks under Section 2.01 hereof shall be made from the Banks pro rata according to the amounts of their respective Commitments; (b) Eurodollar Loans having the same Interest Period shall (other than as provided in Section 5.04 hereof) be allocated pro rata among the Banks according to the amounts of their respective Term Loans; (c) each payment or prepayment of principal of Term Loans by the Company shall be made for account of the Banks pro rata in accordance with the respective unpaid principal amounts of the Term Loans held by them; and (d) each payment of interest on Term Loans by the Company shall be made for account of the Banks pro rata in accordance with the amounts of interest on such Term Loans then due and payable to the respective Banks.

4.03 Computations.

Interest on Eurodollar Loans payable hereunder shall be computed on the basis of a year of 360 days and actual days elapsed (including the first day but excluding the last day) occurring in the period for which payable and interest on Base Rate Loans shall be computed on the basis of a year of 365 or 366 days, as the case may be, and actual days elapsed (including the first day but excluding the last day) occurring in the period for which payable. Notwithstanding the foregoing, for each day that the Base Rate is calculated by reference to the Federal Funds Rate, interest on Base Rate Loans shall be computed on the basis of a year of 360 days and actual days elapsed.

4.04 Minimum Amounts.

Except for Conversions or prepayments made pursuant to Section 5.04, each Conversion and partial prepayment of principal of Term Loans shall be in an aggregate amount at least equal to $10,000,000 or a larger multiple of $1,000,000 (prepayments of, or Conversions into, Term Loans of different Types or, in the case of Eurodollar Loans, having different Interest Periods at the same time hereunder to be deemed separate prepayments and Conversions for purposes of the foregoing, one for each Type or Interest Period); provided that the aggregate principal amount of Eurodollar Loans having the same Interest Period shall be in an amount at least equal to $10,000,000 or a larger multiple of $5,000,000 and, if any Eurodollar Loans would otherwise be in a lesser principal amount for any period, such Loans shall be Base Rate Loans during such period.

4.05 Certain Notices.

Notices by the Company to the Administrative Agent of borrowings, Conversions, Continuations and optional prepayments of Loans, of Types of Loans and of the duration of Interest Periods shall be irrevocable and shall be effective only if received by the Administrative Agent not later than 10:00 a.m. New York time on the number of Business Days prior to the date of the relevant reduction, borrowing or prepayment or the first day of such Interest Period specified below:

Notice	Number of Business Days Prior
Borrowing of Base Rate Loans	0**

Prepayment of, or Conversions into, Base Rate Loans	1

Borrowing or prepayment of, Conversion into, Continuation of, or duration of Interest Period for, Eurodollar Loans	3

**	same day notice

Each such notice of borrowing, Conversion, Continuation or optional prepayment will be substantially in the form of Exhibit E or Exhibit F, as applicable, shall specify the Term Loans to be borrowed, Converted, Continued or prepaid and the amount (subject to Section 4.04 hereof) and Type of each Loan to be borrowed, Converted, Continued or prepaid and the date of borrowing, Conversion, Continuation or optional prepayment (which shall be a Business Day). Each such notice of the duration of an Interest Period shall specify the Loans to which such Interest Period is to relate. The Administrative Agent shall promptly notify the Banks of the contents of each such notice.

In the event that the Company fails to select the Type of a Loan, or the duration of any Interest Period for any Eurodollar Loan, within the time period and otherwise as provided in this Section 4.05, such Loan will be made as, Continue or Converted into a Eurodollar Loan with an Interest Period of one month.

4.06 Non-Receipt of Funds by the Administrative Agent.

Unless the Administrative Agent shall have been notified by a Bank or the Company (the “Payor”) prior to the date on which the Payor is to make payment to the Administrative Agent of (in the case of a Bank) the proceeds of a Loan to be made by such Bank hereunder or (in the case of the Company) a payment to the Administrative Agent for account of one or more of the Banks hereunder (such payment being herein called the “Required Payment”), which notice shall be effective upon receipt, that the Payor does not intend to make the Required Payment to the Administrative Agent, the Administrative Agent may assume that the Required Payment has been made and may, in reliance upon such assumption (but shall not be required to), make the amount thereof available to the intended recipient(s) on such date; and, if the Payor has not in fact made the Required Payment to the Administrative Agent, the recipient(s) of such payment shall, on demand, repay to the Administrative Agent the amount so made available together with interest thereon in respect of each day during the period commencing on the date (the “Advance Date”) such amount was so made available by the Administrative Agent until the date the Administrative Agent recovers such amount at a rate per annum equal to the Federal Funds Rate for such day and, if such recipient(s) shall fail promptly to make such payment, the Administrative Agent shall be entitled to recover such amount, on demand, from the Payor, together with interest as aforesaid, provided that if neither the recipient(s) nor the Payor shall return the Required Payment to the Administrative Agent within three Business Days of the Advance Date, then, retroactively to the Advance Date, the Payor and the recipient(s) shall each be obligated to pay interest on the Required Payment as follows:

(i) if the Required Payment shall represent a payment to be made by the Company to the Banks, the Company and the recipient(s) shall each be obligated retroactively to the Advance Date to pay interest in respect of the Required Payment at the Post-Default Rate (without duplication of the obligation of the Company under Section 3.02 hereof to pay interest on the Required Payment at the Post-Default Rate), it being understood that the return by the recipient(s) of the Required Payment to the Administrative Agent shall not limit such obligation of the Company under said Section 3.02 to pay interest at the Post-Default Rate in respect of the Required Payment, and

(ii) if the Required Payment shall represent proceeds of a Loan to be made by the Banks to the Company, the Payor and the Company shall each be obligated retroactively to the Advance Date to pay interest in respect of the Required Payment pursuant to Section 3.02 hereof, it being understood that the return by the Company of the Required Payment to the Administrative Agent shall not limit any claim the Company may have against the Payor in respect of such Required Payment.

4.07 Sharing of Payments, Right of Offset.

(a) Right of Offset. The Company agrees that, in addition to (and without limitation of) any right of set-off, banker’s lien or counterclaim a Bank may otherwise have, each Bank shall be entitled, at its option (to the fullest extent permitted by law), upon an Event of Default pursuant to Sections 9(a), (f) or (g), set off and apply any deposit (general or special, time or demand, provisional or final), or other indebtedness, held by it for the credit or account of the Company at any of its offices, in Dollars or in any other currency, against any principal of or interest on any of such Bank’s Loans or any other amount payable to such Bank hereunder, that is not paid when due (regardless of whether such deposit or other indebtedness is then due to the Company), in which case it shall promptly notify the Company and the Administrative Agent thereof, provided that such Bank’s failure to give such notice shall not affect the validity thereof; provided further that if any Defaulting Bank shall exercise any such right of set-off, (i) all amounts so set-off shall be paid over immediately to the Administrative Agent for further application in accordance with the provisions of this Agreement and, pending such payment, shall be segregated by such Defaulting Bank from its other funds and deemed held in trust for the benefit of the Administrative Agent and the Banks and (ii) the Defaulting Bank shall provide promptly to the Administrative Agent a statement describing in reasonable detail the obligations owing to such Defaulting Bank as to which it exercised such right of set-off.

(b) Sharing of Payments. If any Bank shall obtain from the Company payment of any principal of or interest on any Loan owing to it or payment of any other amount under this Agreement through the exercise of any right of set-off, banker’s lien or counterclaim or similar right or otherwise (other than from the Administrative Agent as provided herein), and, as a result of such payment, such Bank shall have received a greater percentage of the principal of or interest on the Loans or such other amounts then due hereunder by the Company to such

Bank than the percentage received by any other Bank, it shall promptly purchase from such other Banks participations in (or, if and to the extent specified by such Bank, direct interests in) the Loans or such other amounts, respectively, owing to such other Banks (or in interest due thereon, as the case may be) in such amounts, and make such other adjustments from time to time as shall be equitable, to the end that all the Banks shall share the benefit of such excess payment (net of any expenses that may be incurred by such Bank in obtaining or preserving such excess payment) pro rata in accordance with the unpaid principal of and/or interest on the Loans or such other amounts, respectively, owing to each of the Banks. To such end all the Banks shall make appropriate adjustments among themselves (by the resale of participations sold or otherwise) if such payment is rescinded or must otherwise be restored.

(c) Participants’ Rights against Company. Subject to the limitations set forth in Section 4.07(a) above, the Company agrees that any Bank so purchasing such a participation (or direct interest) may exercise all rights of set-off, banker’s lien, counterclaim or similar rights with respect to such participation as fully as if such Bank were a direct holder of Loans or other amounts (as the case may be) owing to such Bank in the amount of such participation.

(d) No Requirement to Exercise Offset Rights. Nothing contained herein shall require any Bank to exercise any such right or shall affect the right of any Bank to exercise, and retain the benefits of exercising, any such right with respect to any other indebtedness or obligation of the Company. If, under any applicable bankruptcy, insolvency or other similar law, any Bank receives a secured claim in lieu of a set-off to which this Section 4.07 applies, such Bank shall, to the extent practicable, exercise its rights in respect of such secured claim in a manner consistent with the rights of the Banks entitled under this Section 4.07 to share in the benefits of any recovery on such secured claim.

Section 5. Yield Protection, Etc.

5.01 Additional Costs.

(a) Regulatory Change. The Company shall pay (but without duplication) directly to each Bank or the Administrative Agent from time to time such amounts as such Bank or the Administrative Agent may determine to be necessary to compensate such Bank or the Administrative Agent for any costs that such Bank or the Administrative Agent determines are attributable to its making or maintaining of any Eurodollar Loans to the Company or its obligation to make any Eurodollar Loans to the Company hereunder, or any reduction in any amount receivable by such Bank or the Administrative Agent hereunder in respect of any of such Loans or such obligation (such increases in costs and reductions in amounts receivable being herein called “Additional Costs”), resulting from any Regulatory Change that:

(i) shall subject any Bank (or its Applicable Lending Office for any of such Loans) or the Administrative Agent to any tax, duty or other charge in respect of such Loans or its Notes or changes the basis of taxation of any amounts payable to such Bank or the Administrative Agent under this Agreement or its Notes in respect of any of such Loans (excluding, in each case, Excluded Taxes); or

(ii) imposes or modifies any reserve, special deposit, compulsory loan, insurance charge or similar requirements (other than the Reserve Requirement utilized in the determination of the Eurodollar Rate for such Loan) relating to any extensions of credit or other assets of, or any deposits with or other liabilities of, such Bank (including, without limitation, any of such Loans or any deposits referred to in the definition of “Fixed Base Rate” in Section 1.01 hereof), or any commitment of such Bank (including, without limitation, the Commitment of such Bank hereunder); or

(iii) imposes any other condition affecting this Agreement or its Notes (or any of such extensions of credit or liabilities) or its Commitment.

If any Bank requests compensation from the Company under this Section 5.01, the Company may, by notice to such Bank (with a copy to the Administrative Agent), suspend the obligation of such Bank thereafter to make or Continue Eurodollar Loans, or to Convert Base Rate Loans into Eurodollar Loans, until the Regulatory Change giving rise to such request ceases to be in effect (in which case the provisions of Section 5.04 hereof shall be applicable), provided that such suspension shall not affect the right of such Bank to receive the compensation so requested.

(b) Capital Requirements. Without limiting the effect of the foregoing provisions of this Section 5.01 (but without duplication), the Company shall pay directly to each Bank from time to time on request such amounts as such Bank may determine to be necessary to compensate such Bank (or, without duplication, the bank holding company of which such Bank is a subsidiary) for any costs that it determines are attributable to the maintenance by such Bank (or any Applicable Lending Office or such bank holding company), pursuant to any law or regulation or any interpretation, directive, request, application thereof or compliance by such Bank or any corporation controlling such Bank with any request or directive regarding capital or liquidity requirement (whether or not having the force of law and whether or not failure to comply therewith would be unlawful) of any court or governmental or monetary authority following any Regulatory Change, of capital or liquidity requirements in respect of its Commitment or Loans (such compensation to include, without limitation, an amount equal to any reduction of the rate of return on assets or equity of such Bank (or any Applicable Lending Office or such bank holding company) to a level below that which such Bank (or any Applicable Lending Office or such bank holding company) could have achieved but for such law, regulation, interpretation, directive or request, taking into consideration the policies of such Bank or the corporation controlling such Bank with respect to capital adequacy or liquidity).

(c) Notification by Banks. Each Bank shall notify the Company of any event occurring after the date hereof entitling such Bank to compensation under paragraph (a) or (b) of this Section 5.01 as promptly as practicable, but in any event within 180 days, after such Bank obtains actual knowledge thereof; provided that (i) if any Bank fails to give such notice within 180 days after it obtains actual knowledge of such an event, such Bank shall, with respect to compensation payable pursuant to this Section 5.01 in respect of any costs resulting from such event, only be entitled to payment under this Section 5.01 for costs incurred from and after the date 180 days prior to the date that such Bank does give such notice and (ii) each Bank will designate a different Applicable Lending Office (and/or take other reasonable steps to mitigate any increased costs under this Section 5.01) for the Loans of such Bank affected by such event if such designation or mitigation steps, as applicable, will avoid the need for, or reduce the amount of, such compensation and will not, in the sole opinion of such Bank, be disadvantageous to such Bank, except that such Bank shall have no obligation to designate an Applicable Lending Office located in the United States of America. Each Bank will furnish to the Company a certificate setting forth the basis and amount of each request by such Bank for compensation under paragraph (a) or (b) of this Section 5.01. Determinations and allocations by any Bank for purposes of this Section 5.01 of the effect of any Regulatory Change pursuant to paragraph (a) of this Section 5.01, or of the effect of capital maintained pursuant to paragraph (b) of this Section 5.01, on its costs or rate of return of maintaining Loans or its obligation to make Loans, or on amounts receivable by it in respect of Loans, and of the amounts required to compensate such Bank under this Section 5.01, shall be conclusive, provided that such determinations and allocations are made on a reasonable basis.

5.02 [Reserved].

5.03 Illegality. Notwithstanding any other provision of this Agreement, in the event that it becomes unlawful for any Bank or its Applicable Lending Office to honor its obligation to make, or Continue, or to Convert Loans of any other Type into, Eurodollar Loans hereunder (and, in the sole opinion of such Bank, the designation of a different Applicable Lending Office would either not avoid such unlawfulness or would be disadvantageous to such Bank), then such Bank shall promptly notify the Company thereof (with a copy to the Administrative Agent) and such Bank’s obligation to make Eurodollar Loans shall be suspended until such time as such Bank may again make and maintain Eurodollar Loans (in which case the provisions of Section 5.04 hereof shall be applicable).

5.04 Treatment of Affected Loans. If the obligation of any Bank to make or Continue Eurodollar Loans, or to Convert Base Rate Loans into Eurodollar Loans, shall be suspended pursuant to Section 5.01 or 5.03, unless and until such Bank gives notice as provided below that the circumstances specified in Section 5.01 or 5.03 that gave rise to such Conversion no longer exist:

(a) any Loan that would otherwise be made or Continued by such Bank as a Eurodollar Loan shall be made instead as, or Converted on the last day of the then current Interest Period therefor (or, in the case of a Conversion resulting from a circumstance described in Section 5.03, on such earlier date as such Bank may specify to the Company with a copy to the Administrative Agent) into, a Base Rate Loan, and any Loan of such Bank that would otherwise be Converted into a Eurodollar Loan shall remain as a Base Rate Loan; and

(b) to the extent that such Bank’s Base Rate Loans have been made or Continued as, or Converted from Eurodollar Loans to, Base Rate Loans as a result of the foregoing provisions of this Section 5.04, all payments and prepayments of principal that would otherwise be applied to such Bank’s Eurodollar Loans shall be applied instead to its Base Rate Loans.

If such Bank gives notice to the Company with a copy to the Administrative Agent that the circumstances specified in Section 5.01 or 5.03 that gave rise to the Conversion of such Bank’s Eurodollar Loans pursuant to this Section 5.04 no longer exist (which such Bank agrees to do promptly upon such circumstances ceasing to exist) at a time when Eurodollar Loans made by other Banks are outstanding, such Bank’s Base Rate Loans shall be automatically Converted, on the first day(s) of the next succeeding Interest Period(s) for such outstanding Eurodollar Loans, to the extent necessary so that, after giving effect thereto, all Base Rate Loans and Eurodollar Loans are allocated among the Banks ratably (as to principal amounts, Types and Interest Periods) as nearly as possible in accordance with their respective Commitments.

5.05 Compensation. The Company shall pay to the Administrative Agent for account of each Bank, upon the request of such Bank through the Administrative Agent, such amount or amounts as shall be sufficient (in the reasonable opinion of such Bank) to compensate it for any loss, cost or expense that such Bank reasonably determines is attributable to:

(a) any payment, mandatory or optional prepayment or Conversion of a Eurodollar Loan made by such Bank to the Company for any reason (including, without limitation, the acceleration of the Loans pursuant to Section 9 hereof) on a date other than the last day of an Interest Period for such Loan; or

(b) any failure by the Company for any reason (including, without limitation, the failure of any of the conditions precedent specified in Section 6 hereof to be satisfied) to borrow a Eurodollar Loan from such Bank on the date for such borrowing specified in the relevant notice of borrowing given pursuant to Section 2.02 hereof.

Without limiting the effect of the preceding sentence, such compensation shall include an amount equal to the excess, if any, of (i) the amount of interest that otherwise would have accrued on the principal amount so paid, prepaid, Converted or not borrowed for the period from the date of such payment, prepayment, Conversion or failure to borrow to the last day of the then current Interest Period for such Loan (or, in the case of a failure to borrow, the Interest Period for such Loan that would have commenced on the date specified for such borrowing) at the applicable rate of interest for such Loan provided for herein over (ii) the amount of interest that otherwise would have accrued on such principal amount at a rate per annum equal to the interest component of the amount such Bank would have bid in the London interbank market (if such Loan is a Eurodollar Loan) for Dollar deposits of leading banks in amounts comparable to such principal amount and with maturities comparable to such period (as reasonably determined by such Bank), or if such Bank shall cease to make such bids, the equivalent rate, as reasonably determined by such Bank, derived from the applicable Bloomberg screen or other publicly available source as described in the definition of “Fixed Base Rate” in Section 1.01 hereof).

5.06 Taxes.

(a) All payments made by or on behalf of the Company under this Agreement or any other Loan Document shall be made free and clear of, and without deduction or withholding for or on account of any Non-Excluded Taxes; provided that if any Non-Excluded Taxes or Other Taxes are required by applicable law to be withheld from any amounts payable hereunder, (i) such amounts shall be paid to the relevant Governmental Authority in accordance with applicable law and (ii) the amounts so payable by the Company to such Bank or the Administrative Agent shall be increased to the extent necessary so that after making all required deductions (including such deductions and withholdings applicable to additional sums payable under this Section) such Bank or the Administrative Agent receives an amount equal to the sum it would have received under this Agreement if such withholding or deduction for such Non-Excluded Taxes or Other Taxes, as applicable, had not been required; provided, however, that the Company shall not be required to increase any such amounts payable to any Bank or the Administrative Agent with respect to any Non-Excluded Taxes or Other Taxes that are attributable to such Bank’s or the Administrative Agent’s failure to comply with the requirements of paragraph (e), (f) or (g) of this Section or that are United States withholding taxes resulting from any Requirement of Law in effect (including FATCA) on the date such Bank becomes a party to this Agreement, except to the extent that such Bank’s assignor (if any) was entitled, at the time of assignment, to receive additional amounts from the Company with respect to such Non-Excluded Taxes or Other Taxes, as applicable, pursuant to this paragraph.

(b) The Company shall pay any Other Taxes to the relevant Governmental Authority in accordance with applicable law.

(c) The Company shall pay (or reimburse) the Administrative Agent and each Bank for any Non-Excluded Taxes or Other Taxes imposed directly on the Administrative Agent or such Bank or required to be withheld or deducted from a payment to the Administrative Agent or such Bank, in each case, within 30 days after written demand therefor (together with a statement setting forth in reasonable detail the basis and calculation of such amounts). If (i) any withholding taxes which are Non-Excluded Taxes or Other Taxes are not paid when due (either by the Company or the Administrative Agent, acting in good faith); or (ii) any Non-Excluded Taxes or Other Taxes are imposed directly on the Administrative Agent or any Bank and the Company fails to pay (or reimburse) such Person within 30 days after demand therefor, the Company shall indemnify the Administrative Agent and the Bank for such amounts, any interest or penalties (limited with respect to (ii) to incremental interest or penalties) that may become payable by the Administrative Agent or such Bank by reason of such failure.

(d) Each Bank shall indemnify the Administrative Agent for the full amount of any taxes, levies, imposts, duties, charges, fees, deductions, withholdings or similar charges imposed by any Governmental Authority that are attributable to such Bank and that are payable or paid by the Administrative Agent, together with all interest, penalties, reasonable costs and expenses arising therefrom or with respect thereto, as determined by the Administrative Agent in good faith. A certificate as to the amount of such payment or liability delivered to any Bank by the Administrative Agent shall be conclusive absent manifest error.

(e) Each Bank that is a U.S. Person shall deliver to the Company and the Administrative Agent on or before the date on which it becomes a party to this Agreement two properly completed and duly signed copies of U.S. Internal Revenue Service Form W-9 (or any successor form) or such other document or information prescribed by applicable laws or reasonably requested by the Company or the Administrative Agent as will enable the Company or the Administrative Agent, as the case may be, to determine whether or not such Bank is subject to backup withholding or information reporting requirements. In addition, the Administrative Agent shall deliver to the Company (x) prior to the date on which the first payment by the Company is due hereunder or prior to the first date on or after the date on which the Administrative Agent becomes a successor Administrative Agent pursuant to Section 10.08 on which payment by the Company is due hereunder, as applicable, two copies of a properly completed and executed (a) U.S. Internal Revenue Service Form W-9 (or any applicable successor form) certifying its exemption from U.S. federal backup withholding or (b) an Internal Revenue Service Form W-8IMY (or any applicable successor form) certifying that the Administrative Agent is a U.S. branch under Section 1.1441-1T(b)(2)(iv)(A) and agreeing to be treated as a U.S. person for purposes of withholding under the Code pursuant to Section 1.1441-1(b)(2)(iv) of the Treasury Regulations such that payments can be made to the Administrative Agent under the Loan Documents without the imposition of U.S. withholding tax and (y) on or before the date on which any such previously delivered documentation expires or becomes obsolete or invalid, after the occurrence of any event requiring a change in the most recent documentation previously delivered by it to the Company and from time to time if reasonably requested by the Company, two further copies of such documentation. Each Non-U.S. Bank shall deliver to the Company and the Administrative Agent (or, in the case of a Participant, to the Bank from which the related participation shall have been purchased) (i) two copies of U.S. Internal Revenue Service (“IRS”) Form W-8BEN, Form W-8BEN-E, Form W-8ECI or Form W-8IMY (together with any applicable underlying IRS forms), (ii) in the case of a Non-U.S. Bank claiming exemption from U.S. federal withholding tax under Section 871(h) or 881(c) of the Code with respect to payments of “portfolio interest”, a statement substantially in the form of the applicable Exhibit D and the applicable IRS Form W-8, or any subsequent versions thereof or successors thereto, properly completed and duly executed by such Non U.S. Bank claiming complete exemption from, or a reduced rate of, U.S. federal withholding tax on payments under this Agreement and the other Loan Documents, or (iii) any other form prescribed by applicable requirements of U.S. federal income tax law as a basis for claiming exemption from or a reduction in U.S. federal withholding tax duly completed together with such supplementary documentation as may be prescribed by applicable requirements of law to permit the Company and the Administrative Agent to determine the withholding or deduction required to be made. Such forms shall be delivered by each Bank on or before the date it becomes a party to this Agreement (or, in the case of any Participant, on or before the date such Participant purchases the related participation) and from time to time thereafter upon the request of the Company or the Administrative Agent. In addition, each Bank and the Administrative Agent shall deliver such forms promptly upon the obsolescence or invalidity of any form previously delivered by such Bank. Each Bank and the Administrative Agent shall promptly notify the Company and the Administrative Agent at any time it determines that it is no longer in a position to provide any previously delivered certificate to the Company (or any other form of certification adopted by the U.S. taxing authorities for such purpose). Notwithstanding any other provision of this Section, a Bank shall not be required to deliver any form pursuant to this Section that such Bank is not legally able to deliver.

(f) A Bank that is entitled to an exemption from or reduction of non-U.S. withholding tax under the law of the jurisdiction in which the Bank is located, or any treaty to which such jurisdiction is a party, with respect to payments under this Agreement shall deliver to the Company (with a copy to the Administrative Agent), at the time or times prescribed by applicable law or reasonably requested by the Company or the Administrative Agent, such properly completed and executed documentation prescribed by applicable law as will permit such payments to be made without withholding or at a reduced rate; provided, that such Bank is legally entitled to complete, execute and deliver such documentation and in such Bank’s judgment such completion, execution or submission would not materially prejudice the legal or commercial position of such Bank.

(g) If a payment made to a Bank under any Loan Document would be subject to U.S. federal withholding tax imposed by FATCA if such Bank were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Bank shall deliver to the Company and the Administrative Agent, at the time or times prescribed by law and at such time or times reasonably requested by the Company (or the Administrative Agent), such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the Company (or the Administrative Agent) as may be necessary for the Company (or the Administrative Agent) to comply with its obligations under FATCA, to determine that such Bank has or has not complied with such Bank’s obligations under FATCA or to determine the amount to deduct and withhold from such payment. Solely for purposes of this Section 5.06(g), “FATCA” shall include any amendments made to FATCA after the date of this Agreement.

(h) If the Administrative Agent or any Bank determines, in its sole discretion, that it has received a refund of any Non-Excluded Taxes or Other Taxes as to which it has been indemnified by the Company or with respect to which the Company has paid additional amounts pursuant to this Section 5.06, it shall pay over such refund to the Company (but only to the extent of indemnity payments made, or additional amounts paid, by the Company under this Section 5.06 with respect to the Non-Excluded Taxes or Other Taxes giving rise to such refund), net of all out-of-pocket expenses of the Administrative Agent or such Bank and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund); provided, that the Company, upon the request of the Administrative Agent or such Bank, agrees to repay the amount paid over to the Company (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) to the Administrative Agent or such Bank in the event the Administrative Agent or such Bank is required to repay such refund to such Governmental Authority. This paragraph shall not be construed to require the Administrative Agent or any Bank to make available its tax returns (or any other information relating to its taxes which it deems confidential) to the Company or any other Person.

(i) The agreements in this Section shall survive the termination of this Agreement and the payment of the Loans and all other amounts payable hereunder.

(j) For purposes of this Section 5.06, the term “applicable law” includes FATCA.

(k) As soon as reasonably practicable after any payment of Taxes by the Company to a Governmental Authority pursuant to this Section 5.06, the Company shall use reasonable best efforts to deliver to the Administrative Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment and other evidence of such payment reasonably satisfactory to the Administrative Agent. Failure to provide this receipt shall not constitute a Default (or Event of Default) of the Company’s obligations under this Agreement or any Loan Document.

5.07 Replacement of Banks. If (i) any Bank requests compensation pursuant to Section 5.01 or 5.06, (ii) any Bank’s obligation to make or Continue Loans of any Type, or to Convert Term Loans of any Type into the other Type of Term Loan, shall be suspended pursuant to Section 5.01 or 5.03 hereof or (iii) any Bank is a Defaulting Bank hereunder (any such Bank requesting such compensation, whose obligations are so suspended or who is a Defaulting Bank, being herein called a “Departing Bank”), the Company, upon three Business Days’ notice to the Administrative Agent given when no Default shall have occurred and be continuing, may require that such Departing Bank transfer all of its right, title and interest under this Agreement and such Departing Bank’s Notes to any bank or other financial institution identified by the Company that is satisfactory to the Administrative Agent (a) if such bank or other financial institution (a “Proposed Bank”) agrees to assume all of the obligations of such Departing Bank hereunder, and to purchase all of such Departing Bank’s Loans hereunder for consideration equal to the aggregate outstanding principal amount of such Departing Bank’s Loans, together with interest thereon to the date of such purchase, and satisfactory arrangements are made for payment to such Departing Bank of all other amounts payable hereunder to such Departing Bank on or prior to the date of such transfer (including any fees accrued hereunder and any amounts that would be payable under Section 5.05 hereof as if all of such Departing Bank’s Loans were being prepaid in full on such date) and (b) if such Departing Bank has requested compensation pursuant to Section 5.01 or 5.06 hereof, such Proposed Bank’s aggregate requested compensation, if any, pursuant to said Section 5.01 or 5.06 with respect to such Departing Bank’s Loans is lower than that of the Departing Bank. Subject to the provisions of Section 11.05(b) hereof, such Proposed Bank shall be a “Bank” for all purposes hereunder. Without prejudice to the survival of any other agreement of the Company hereunder the agreements of the Company contained in said Sections 5.01, 5.06 and 11.03 (without duplication of any payments made to such Departing Bank by the Company or the Proposed Bank) shall survive for the benefit of such Departing Bank under this Section 5.07 with respect to the time prior to such replacement.

Section 6. Conditions Precedent.

6.01 Effective Date. The effectiveness of this Agreement is subject to the condition precedent that the Administrative Agent shall have received the following documents (with, in the case of clauses (a) and (e) below, sufficient copies for each Bank), each of which shall be satisfactory to the Administrative Agent (and to the extent specified below, to each Bank) in form and substance:

(a) Corporate Documents. Certified copies of the charter and by-laws of the Company and of all corporate authority for the Company (including, without limitation, board of director resolutions and evidence of the incumbency and specimen signature of officers) with respect to the execution, delivery and performance of this Agreement and each other document (including the Notes) to be delivered by the Company from time to time in connection herewith and with the Loans hereunder (and each of the Administrative Agent and each Bank may conclusively rely on such certificate of incumbency until it receives notice in writing from the Company to the contrary).

(b) Credit Agreement. The Administrative Agent shall have received this Agreement, executed and delivered by the Administrative Agent, the Company and each Person listed on Schedule 1.

(c) [Reserved].

(d) Delivery of Notes. A Note for any Bank that shall have requested the same pursuant to Section 2.09(d) hereof, appropriately completed and duly executed by the Company.

(e) Opinion of Counsel to the Company. The Administrative Agent shall have received an opinion, dated the Effective Date and addressed to the Administrative Agent and the Banks, from (i) Senior Counsel, Motorola Law Department, in form and substance reasonably acceptable to the Administrative Agent and (ii) Winston & Strawn LLP, special counsel to the Company, in form and substance reasonably acceptable to the Administrative Agent. The Company hereby instructs such counsel to deliver said opinions to the Administrative Agent and each Bank hereunder.

(f) Expenses. The Company shall have paid such invoiced fees and expenses as it shall have agreed to pay to the Arrangers or the Administrative Agent in connection herewith, including, without limitation, the reasonable fees and expenses of Special Counsel in connection with the negotiation, preparation, execution and delivery of this Agreement and the Notes (to the extent that statements with customary detail for such fees and expenses have been delivered to the Company).

(g) Ratings. The Company shall have received at least two of (x) a Moody’s Rating of Baa3 or above, (y) a Standard & Poor’s Rating of BBB- or above and (y) a Fitch Rating of BBB- or above.

(h) Other Documents. Such other documents as the Administrative Agent or any Bank or Special Counsel may reasonably request.

The effectiveness of the obligation of any Bank to make Loans hereunder is also subject to (i) the payment by the Company of such fees as the Company shall have agreed to pay to any Bank or the Administrative Agent in connection herewith, including the reasonable fees and expenses of Special Counsel in connection with the negotiation, preparation, execution and delivery of this Agreement and the other Loan Documents and the Loans hereunder (to the extent that statements for such fees and expenses have been delivered to the Company), (ii) the Acquisition shall be consummated pursuant to the Acquisition Agreement, substantially concurrently with (and in no event later than one Business Day, or such later date as determined by the Administrative Agent in its sole discretion, following) the funding of the Term Loans, and no provision thereof shall have been amended or waived, and no consent shall have been given thereunder, in any manner materially adverse to the interests of the Banks without the prior written consent of the Banks, (iii) the representations and warranties made by the Company in Section 7 hereof shall be true and complete in all material respects on and as of the Effective Date with the same force and effect as if made on and as of such date (or, if any such representation or warranty is expressly stated to have been made as of a specific date, as of such specific date); provided that any such representation and warranty that is qualified as to “materiality” or “Material Adverse Effect” shall be true and correct in all respects, (iv) no Default or Event of Default shall have occurred and be continuing and (v) no Change of Control shall have occurred.

The Administrative Agent shall notify the Company and the Banks of the Effective Date, and such notice shall be conclusive and binding. Notwithstanding the foregoing, the obligations of the Banks to make Loans hereunder shall not become effective unless each of the foregoing conditions is satisfied (or waived pursuant to Section 11.04 hereof) on or prior to 5:00 p.m., New York City time, on April 30, 2016 (and, in the event such conditions are not so satisfied or waived, the Commitments shall terminate at such time).

Section 7. Representations and Warranties. The Company represents and warrants to the Administrative Agent and the Banks that:

7.01 Corporate Existence. Each of the Company and its Material Domestic Subsidiaries: (a) is a corporation, partnership or other entity duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization; (b) has all requisite corporate or other power, and has all material governmental licenses, authorizations, consents and approvals necessary to own its assets and carry on its business as now being or as proposed to be conducted with, in the case of the Company’s Material Domestic Subsidiaries only, such exceptions as are not reasonably likely (either individually or in the aggregate) to have a Material Adverse Effect; and (c) is qualified to do business and is in good standing in all jurisdictions in which the nature of the business conducted by it makes such qualification necessary and where failure so to qualify could reasonably be likely to (either individually or in the aggregate) have a Material Adverse Effect.

7.02 Financial Condition. The Company has heretofore furnished to each of the Banks:

(i) the consolidated balance sheet of the Company and its consolidated Subsidiaries as at December 31, 2014 and the related statements of consolidated earnings, stockholders’ equity and cash flows of the Company and its consolidated Subsidiaries for the fiscal year ended on said date, with the opinion thereon of KPMG; and

(ii) the unaudited consolidated balance sheet of the Company and its Subsidiaries as at each of April 4, 2015, July 4, 2015 and October 3, 2015 and, in each case, the related statements of consolidated earnings, stockholders’ equity and cash flows of the Company and its consolidated Subsidiaries for the three-month, six-month and nine-month period, respectively, ended on such date.

All such financial statements present fairly, in all material respects, the financial condition of the Company and its consolidated Subsidiaries as at said dates and the results of their operations for the fiscal year and three-month, six-month or nine-month period (as applicable) ended on said dates (subject, in the case of such financial statements as at April 4, 2015, July 4, 2015 and October 3, 2015, to normal year-end audit adjustments), all in conformity with generally accepted accounting principles. Except as disclosed in the Company’s Report on Form 10-K filed with the SEC for the fiscal year ended December 31, 2014 or in the Company’s Report on Form 10-Q filed with the SEC for the first, second or third fiscal quarter of the Company’s 2015 fiscal year, each of which has been delivered to the Banks prior to the Effective Date, since December 31, 2014, there has been no material adverse change in the consolidated business, operations or financial condition taken as a whole of the Company and its consolidated Subsidiaries from that set forth in said financial statements as at said date.

7.03 Litigation. Except as disclosed in the Company’s Report on Form 10-K filed with the SEC for the fiscal year ended December 31, 2014 or in the Company’s Report on Form 10-Q filed with the SEC for the first, second or third fiscal quarter of the Company’s 2015 fiscal year, each of which has been delivered to the Banks prior to the Effective Date, there are no legal or arbitral proceedings, or any proceedings by or before any governmental or regulatory authority or agency, now pending or (to the knowledge of the Company) threatened against the Company or any of its Subsidiaries that, if adversely determined (either individually or in the aggregate) would reasonably be likely to have a Material Adverse Effect.

7.04 No Breach. None of the execution and delivery of this Agreement and the Notes, the consummation of the transactions herein contemplated or compliance with the terms and provisions hereof will conflict with or result in a breach of, or require any consent under, the charter or by-laws of the Company, or any applicable law or regulation or any agreement or instrument to which the Company or any of its Material Domestic Subsidiaries is a party, or by which any of them or any of their Property is bound or to which any of them is subject, or constitute a default under any such agreement or instrument.

7.05 Action. The Company has all necessary corporate power, authority and legal right to execute, deliver and perform its obligations under this Agreement and the Notes; the execution, delivery and performance by the Company of this Agreement and the Notes have been duly authorized by all necessary corporate action on its part; and this Agreement has been duly and validly executed and delivered by the Company and constitutes, and each of the Notes when executed and delivered for value will constitute, its legal, valid and binding obligation, enforceable against the Company in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws of general applicability affecting the enforcement of creditors’ rights.

7.06 Approvals. No authorizations, approvals or consents of, and no filings or registrations with, any governmental or regulatory authority or agency, or any securities exchange, are necessary for the execution, delivery or performance by the Company of this Agreement or the Notes or for the legality, validity or enforceability hereof or thereof.

7.07 Use of Credit. No part of the proceeds of the Loans hereunder will be used to buy or carry any Margin Stock in violation of the provisions of Regulations U and X. Following the application of the proceeds of the Loans, no more than 25% of the aggregate assets of the Company and its Subsidiaries will consist of or be represented by Margin Stock.

7.08 ERISA. Except as would not reasonably be expected, individually or in the aggregate to have a Material Adverse Effect: (a) each of the Company and its ERISA Affiliates is in compliance with the presently applicable provisions of ERISA and the Code with respect to each Plan and the terms of each Plan, and (b) no ERISA Event has occurred or is reasonably expected to occur.

7.09 Taxes. The Company and its Domestic Subsidiaries have filed all Federal income tax returns and all other material tax returns that are required to be filed by them and have paid all taxes due pursuant to such returns or pursuant to any assessment received by the Company or any of its Domestic Subsidiaries, except for any such tax being contested in good faith and by proper proceedings and against which adequate reserves are being maintained. The charges, accruals and reserves on the books of the Company and its Domestic Subsidiaries in respect of taxes and other governmental charges are, in the opinion of the Company, adequate.

7.10 Investment Company Act. Neither the Company nor any of its Subsidiaries is an “investment company”, or a company “controlled” by an “investment company”, within the meaning of the Investment Company Act of 1940, as amended.

7.11 Environmental Matters. Each of the Company and its Material Domestic Subsidiaries has obtained all environmental, health and safety permits, licenses and other authorizations required under all Environmental Laws to carry on its business as now being or as proposed to be conducted, except to the extent failure to have any such permit, license or authorization would not (either individually or in the aggregate) have a Material Adverse Effect.

7.12 Anti-Corruption Laws and Sanctions. The Company has implemented and maintains in effect policies and procedures reasonably designed to maintain compliance by the Company, its Subsidiaries and their respective directors, officers, employees and agents with Anti-Corruption Laws and applicable Sanctions, and the Company, its Subsidiaries and their respective officers and employees, and to the knowledge of the Company its directors and agents, are in compliance in all material respects with Anti-Corruption Laws and applicable Sanctions. None of (a) the Company, any Subsidiary or any of their respective directors, officers or employees, or (b) to the knowledge of the Company, any agent of the Company or any Subsidiary that will act in any capacity in connection with or benefit from the credit facility established hereby, is a Sanctioned Person.

7.13 EEA Financial Institution Status. The Company is not an EEA Financial Institution.

Section 8. Covenants of the Company. The Company covenants and agrees with the Banks and the Administrative Agent that, so long as any Commitment or Loan is outstanding and until payment in full of all amounts payable by the Company hereunder:

8.01 Financial Statements, Etc. The Company shall deliver to the Administrative Agent:

(a) as soon as available and in any event within 60 days after the end of each of the first three quarterly fiscal periods of each fiscal year of the Company, beginning with the fiscal quarter ending April 2, 2016, statements of consolidated earnings, stockholders’ equity and cash flows of the Company and its consolidated Subsidiaries for such period and for the period from the beginning of the respective fiscal year to the end of such period, and the related consolidated balance sheet of the Company and its consolidated Subsidiaries as at the end of such period, setting forth in each case in comparative form the corresponding figures for the corresponding periods in the preceding fiscal year (except that, in the case of such balance sheet, such comparison shall be to the last day of the prior fiscal year), accompanied by a certificate of a senior financial officer of the Company, which certificate shall state that said financial statements present fairly, in all material respects, the financial condition and results of operations of the Company and its consolidated Subsidiaries in each case in conformity with generally accepted accounting principles as at the end of, and for, such period (subject to normal year-end audit adjustments) (it being understood that delivery to the Banks of the Company’s Report on Form 10-Q filed with the SEC shall satisfy the requirements of this Section 8.01(a) so long as the information required to be contained in such Report is substantially the same as that required under this clause (a));

(b) as soon as available and in any event within 120 days after the end of each fiscal year of the Company, beginning with the fiscal year ended December 31, 2015, statements of consolidated earnings, stockholders’ equity and cash flows of the Company and its consolidated Subsidiaries for such fiscal year and the related consolidated balance sheet of the Company and its consolidated Subsidiaries as at the end of such fiscal year, setting forth in each case in comparative form the corresponding figures for the preceding fiscal year, and accompanied by an opinion thereon of KPMG or other nationally recognized independent public accountants, which opinion shall state that said financial statements present fairly, in all material respects, the financial condition and results of operations of the Company and its consolidated Subsidiaries as at the end of, and for, such fiscal year in conformity with generally accepted accounting principles (it being understood that delivery to the Banks of the Company’s Report on Form 10-K filed with the SEC shall satisfy the requirements of this Section 8.01(b) so long as the information required to be contained in such Report is substantially the same as that required under this clause (b));

(c) promptly upon their becoming available, copies of all registration statements and regular periodic reports on Forms 10-K, 10-Q and 8-K that the Company shall have filed with the SEC (to the extent not already delivered to the Banks pursuant to clauses (a) and (b) above);

(d) promptly upon the mailing thereof to the shareholders of the Company generally, copies of all financial statements, reports and proxy statements so mailed;

(e) promptly after the Company knows or has reason to believe that any Default has occurred, a notice of such Default (and stating that such notice is a “Notice of Default”) describing the same in reasonable detail and, together with such notice or as soon thereafter as possible, a description of the action that the Company has taken or proposes to take with respect thereto; and

(f) following the reasonable request of the Administrative Agent, the Company and/or its ERISA Affiliates (as applicable) shall promptly make a request of the administrator or sponsor of any Multiemployer Plan for copies of documents described in Sections 101(k) and/or 101(l) of ERISA, and the Company shall provide such documents to the Administrative Agent promptly after receipt thereof; and

(g) from time to time such other information regarding the condition, financial or otherwise, of the Company or any of its Subsidiaries as any Bank (through the Administrative Agent) or the Administrative Agent may reasonably request.

The Company will furnish to the Administrative Agent, at the time it furnishes each set of financial statements pursuant to paragraph (a) or (b) above, a certificate of a senior financial officer of the Company (i) certifying that no Default has occurred and is continuing (or, if any Default has occurred and is continuing, describing the same in reasonable detail and describing the action that the Company has taken or proposes to take with respect thereto) and (ii) setting forth reasonably detailed calculations demonstrating compliance with Section 8.07.

Documents required to be delivered pursuant to this Section 8.01 may be delivered electronically and if so delivered, shall be deemed to have been delivered on the date (i) on which the Company posts such documents, or provides a link thereto, on the Company’s website or (ii) on which such documents are posted on the Company’s behalf on IntraLinks or another relevant website, if any, to which each Bank and the Administrative Agent have access (whether a commercial, third-party website or whether sponsored by the Administrative Agent). Notwithstanding anything contained herein, in every instance the Company (i) shall be required to provide paper copies of the certificates required under this Section 8.01 to the Administrative Agent to the extent requested by the Administrative Agent and (ii) shall notify any Bank when documents required to be delivered pursuant to this Section 8.01 have been delivered electronically to the extent that such Bank has requested so to be notified. Except for such certificates, the Administrative Agent shall have no obligation to request the delivery or to maintain copies of the documents referred to above, and in any event shall have no responsibility to monitor compliance by the Company with any such request for delivery, and each Bank shall be solely responsible for requesting delivery to it or maintaining its copies of such documents.

8.02 Existence, Etc. The Company will, and will cause each of its Material Domestic Subsidiaries to:

(a) preserve and maintain its legal existence and all of its material rights, privileges, licenses and franchises (provided that nothing in this Section 8.02 shall prohibit any transaction expressly permitted under Section 8.04 hereof);

(b) comply with the requirements of all applicable laws (including, for the avoidance of doubt, the USA PATRIOT Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the “Patriot Act”)), rules, regulations and orders of governmental or regulatory authorities if failure to comply with such requirements is reasonably likely (either individually or in the aggregate) to have a Material Adverse Effect;

(c) pay and discharge all taxes, assessments and governmental charges or levies imposed on it or on its income or profits or on any of its Property prior to the date on which penalties attach thereto, except for any such tax, assessment, charge or levy the payment of which is being contested in good faith and by proper proceedings and against which, in the opinion of the Company, adequate reserves are being maintained;

(d) maintain all of its Properties used or useful in its business in good working order and condition, ordinary wear and tear excepted, provided that, nothing in this Section 8.02(d) shall prevent the Company or any of its Material Domestic Subsidiaries from discontinuing such maintenance if such discontinuance is, in the judgment of the Company, desirable in the conduct of its business and the business of any of its Material Domestic Subsidiaries and not disadvantageous in any material respect to the Banks; and

(e) subject to U.S. Government restrictions, permit representatives of any Bank or the Administrative Agent, during normal business hours and upon reasonable notice, to examine or inspect any of its Properties, and to discuss its business and affairs with its officers, all to the extent reasonably requested by such Bank or the Administrative Agent (as the case may be) so long as any such examination or inspection shall not unreasonably interfere with the operations of the Company and its Material Domestic Subsidiaries.

8.03 Insurance. The Company will, and will cause each of its Material Domestic Subsidiaries to, maintain insurance with financially sound and reputable insurance companies (or through self-insurance programs so long as such self-insurance is administered in accordance with sound business practices), and with respect to Property and risks of a character usually maintained by corporations engaged in the same or similar business similarly situated, against loss, damage and liability of the kinds and in the amounts customarily maintained by such corporations.

8.04 Prohibition of Fundamental Changes.

(a) Merger or Consolidation of the Company. The Company shall not consolidate with or merge into any other Person or convey, transfer or lease its Property substantially as an entirety to any Person, and the Company shall not permit any Person to consolidate with or merge into the Company or convey, transfer or lease its Property substantially as an entirety to the Company, unless:

(i) in case the Company shall consolidate with or merge into another Person or convey, transfer or lease its Property substantially as an entirety to any Person, the Person formed by such consolidation or into which the Company is merged or the Person which acquires by conveyance or transfer, or which leases, the Property of the Company substantially as an entirety shall be a corporation, partnership, limited liability company or trust, shall be organized and validly existing under the laws of the United States of America, any State thereof or the District of Columbia and shall expressly assume, by an instrument in writing, executed and delivered to the Administrative Agent in form satisfactory to the Majority Banks, the due and punctual payment of the principal of, and interest on the Loans and the Notes made by the Company, and all other amounts payable by the Company to the Banks and the Administrative Agent hereunder and the performance or observance of every covenant of this Agreement on the part of the Company to be performed or observed;

(ii) immediately after giving effect to such transaction and treating any Indebtedness which becomes an obligation of the Company or any Subsidiary of the Company or any other successor Person as a result of such transaction as having been incurred by the Company or such Subsidiary or such successor Person at the time of such transaction, no Default shall have happened and be continuing;

(iii) if, as a result of any such consolidation or merger or such conveyance, transfer or lease, Property of the Company would be required under Section 8.05 hereof to equally and ratably secure its indebtedness hereunder then the Company or such successor Person, as the case may be, shall take such steps as shall be necessary effectively to secure the payment of principal of, and interest on the Loans and the Notes of the Company, and all other amounts payable by the Company to the Banks and the Administrative Agent hereunder equally and ratably with (or prior to) all Debt secured thereby; and

(iv) the Company has delivered to the Administrative Agent a certificate of a senior officer of the Company and a written opinion of counsel (who may be counsel to the Company and who shall be acceptable to the Majority Banks), each stating that such consolidation, merger, conveyance, transfer or lease and all conditions precedent herein provided for relating to such transaction have been complied with.

(b) Successor Company. Upon any consolidation of the Company with, or merger of the Company into any other Person or any conveyance, transfer or lease of the Property of the Company substantially as an entirety in accordance with clause (i) above, the successor Person formed by such consolidation or into which the Company is merged or to which such conveyance, transfer or lease is made shall succeed to, and be substituted for, and may exercise every right and power of, the Company under this Agreement with the same effect as if such successor Person had been named as the Company herein, and thereafter, except in the case of a lease, the predecessor Person shall be relieved of all obligations and covenants under this Agreement and the Notes made by it.

8.05 Limitation on Liens. The Company will not itself, and will not permit any Domestic Subsidiary to, incur, issue, assume, or guarantee any Debt secured by any Lien on any Principal Property, or any shares of stock of or Debt of any Domestic Subsidiary, without effectively providing that all amounts payable by the Company to the Banks and the Administrative Agent hereunder (together with, if the Company shall so determine, any other Debt of the Company or such Domestic Subsidiary then existing or thereafter created which is not subordinate to the payment of principal of, and interest on the Loans and the Notes), and all other amounts payable by the Company to the Banks and the Administrative Agent hereunder shall be secured equally and ratably with (or prior to) such secured Debt, so long as such secured Debt shall be so secured, unless after giving effect thereto, the aggregate amount of all such secured Debt plus all Attributable Debt of the Company and its Domestic Subsidiaries in respect of Sale and Leaseback Transactions (as defined in Section 8.06 hereof) would not exceed 5% of the Consolidated Net Tangible Assets; provided, however, that this Section 8.05 shall not apply to, and there shall be excluded from secured Debt in any computation under this Section 8.05, Debt secured by:

(a) Liens on Property (including any shares of stock or Debt) of any Person on which Liens are existing at the time such Person becomes a Domestic Subsidiary or at the time it is merged into or consolidated with the Company or any Domestic Subsidiary;

(b) Liens in favor of the Company or any Domestic Subsidiary;

(c) Liens in favor of any governmental body to secure progress, advance or other payments pursuant to any contract or provision of any statute;

(d) Liens on Property (including shares of stock or Debt) existing at the time of acquisition thereof (including acquisition through merger or consolidation);

(e) Liens on Property (including shares of stock or Debt) to secure the payment of all or any part of the purchase price or construction cost thereof or to secure any Debt incurred prior to, at the time of, or within 180 days after, the acquisition of such Property, the completion of any construction or the commencement of full operation, for the purpose of financing all or any part of the purchase price or construction cost thereof; and

(f) any extension, renewal or replacement (or successive extensions, renewals or replacements), as a whole or in part, of any Lien referred to in the foregoing clauses (a) to (e), inclusive; provided that such extension, renewal or replacement Lien shall be limited to all or a part of the same Property secured by the Lien extended, renewed or replaced (plus improvements on such Property).

In addition to the foregoing, (A) the Company will not itself, and will not permit any Material Domestic Subsidiary to, (i) create, incur or suffer to exist any Lien securing any Debt covering any Receivables or domestic Inventory, except to the extent either in existence on the date hereof or constituting Liens of the type referred to in paragraph (a), (c), (d), (e) or (f) above and except as permitted in the next following paragraphs, or (ii) sell or discount any domestic Inventory or Receivables except in the ordinary course of the business of the Company and its Material Domestic Subsidiaries and except as permitted in the next following paragraphs, and (B) the Company will not itself, and will not permit any Material Domestic Subsidiary to, sell, assign or transfer any Receivables or domestic Inventory to any Subsidiary of the Company other than a Material Domestic Subsidiary and other than the sale of Receivables to any special purpose entity used solely in connection with asset securitizations constituting a Permitted Receivables Transfer described in the next following paragraph.

Notwithstanding the foregoing, the Company and its Material Domestic Subsidiaries may create, incur and suffer to exist Liens securing Debt covering Receivables (“Permitted Receivables Liens”), and may sell and discount Receivables (and supporting rights and assets) transferred by the Company, Motorola Credit or any of their respective Domestic Subsidiaries directly or indirectly to (i) any special purpose entity used solely in connection with asset securitizations as part of an asset securitization financing facility or facilities or (ii) a third party pursuant to a factoring or sale arrangement (collectively, “Permitted Receivables Transfers”), provided that the total face amount of Receivables subject to Permitted Receivables Liens and Permitted Receivables Transfers outstanding at any time does not exceed an amount equal to the greater of (a) $750,000,000 or (b) at any time of measurement, 35% of the sum of (x) the face amount of receivables of the Company and its Subsidiaries outstanding at such time plus, (y) without duplication, the face amount of receivables sold by the Company or any of its Subsidiaries as part of any asset securitization financing facility or any third party factoring or sale arrangement which are outstanding under such facility or arrangement at such time (the outstanding face amount of such receivables to be determined in a manner consistent with the methodology described in the next following paragraph).

For purposes hereof, the “outstanding” face amount of receivables (including Receivables) at any time shall mean (i) in the case of Receivables subject to a Permitted Receivables Lien, the face amount of such receivables at such time and (ii) in the case of Receivables subject to a Permitted Receivables Transfer arising under an asset securitization financing facility or third party factoring or sale arrangement, the aggregate face amount of Receivables so transferred minus the sum (without duplication) of (x) for any such Receivables that have been paid in full (whether by the underlying account obligor or a guarantor or surety therefor), or any such Receivables that have been written off in accordance with GAAP by the respective purchaser thereof in such facilities or arrangements, the face amount of the Receivables so paid or written off and (y) for any such Receivables that have been retransferred to the Company or any of its Domestic Subsidiaries by the respective purchaser thereof in such facilities or arrangement, the face amount of such Receivables so retransferred.

8.06 Limitation on Sales and Leasebacks. The Company will not itself, and it will not permit any Domestic Subsidiary to, enter into any arrangement with any bank, insurance company or other lender or investor (not including the Company or any Domestic Subsidiary) or to which any such lender or investor is a party, providing for the leasing by the Company or a Domestic Subsidiary for a period, including renewals, in excess of three years of any Principal Property which has been or is to be sold or transferred, more than 180 days after the completion of construction and commencement of full operation thereof, by the Company or such Domestic Subsidiary to such lender or investor or to any Person to whom funds have been or are to be advanced by such lender or investor on the security of such Principal Property (herein referred to as a “Sale and Leaseback Transaction”) unless either:

(a) the Company or such Domestic Subsidiary could create Debt secured by a Lien pursuant to Section 8.05 hereof on the Principal Property to be leased in an amount equal to the Attributable Debt with respect to such Sale and Leaseback Transaction without equally and ratably securing the payment of the principal of, and interest on the Loans and the Notes, and all other amounts payable by the Company to the Banks hereunder, or

(b) the Company within 120 days after the sale or transfer shall have been made by the Company or by a Domestic Subsidiary, applies an amount not less than the greater of (i) the net proceeds of the sale of the Principal Property leased pursuant to such arrangement or (ii) the fair market value of the Principal Property so leased at the time of entering into such arrangement (as determined by any two of the following: the Chairman of the Board of the Company, its Vice Chairman of the Board, its President, any elected Vice President of the Company and its Treasurer) to the retirement of Funded Debt of the Company; provided that the amount to be applied to the retirement of Funded Debt of the Company shall be reduced by the principal amount of Funded Debt voluntarily retired by the Company within 120 days after such sale. Notwithstanding the foregoing, no retirement referred to in this clause (b) may be effected by payment at maturity or pursuant to any mandatory sinking fund payment or any mandatory prepayment provision.

8.07 Leverage Ratio. The Company will not permit the ratio, as at the last day of any fiscal quarter of the Company, of (i) Debt as at such date, to (ii) EBITDA for the period of four fiscal quarters ended on such date, to be greater than 4.25 to 1.

8.08 Use of Proceeds. The Company will use the proceeds of the Loans hereunder to finance the consummation of the Acquisition, the entering into of this Agreement, the transactions contemplated by or related to the foregoing (including the use of proceeds thereof), including the payment of fees and expenses associated therewith, and for working capital and other general corporate purposes (in compliance with all applicable legal and regulatory requirements, including, without limitation, Regulations U and X and the Securities Act of 1933 and the Securities Act of 1934 and the regulations thereunder); provided that neither the Administrative Agent nor any Bank shall have any responsibility as to the use of any of such proceeds.

8.09 Compliance.

(a) The Company will maintain in effect and enforce policies and procedures reasonably designed to maintain compliance by the Company, its Subsidiaries and their respective directors, officers, employees and agents with Anti-Corruption Laws and applicable Sanctions.

(b) The Company will not request any borrowing, and the Company shall not use, and shall procure that its Subsidiaries and its or their respective directors, officers, employees and agents shall not use, the proceeds of any borrowing (A) in furtherance of an offer, payment, promise to pay, or authorization of the payment or giving of money, or anything else of value, to any Person in violation of any Anti-Corruption Laws, (B) for the purpose of funding, financing or facilitating any activities, business or transaction of or with any Sanctioned Person, or in any Sanctioned Country, or (C) in any manner that would result in the violation of any Sanctions applicable to any party hereto.

Section 9. Events of Default. If one or more of the following events (herein called “Events of Default”) shall occur and be continuing:

(a) The Company shall: (i) default in the payment of any principal of any Loan when due (whether at stated maturity or at mandatory or optional prepayment); or (ii) default in the payment of any interest on any Loan or any fee payable under Section 2.06 hereof and such default shall continue unremedied for more than three Business Days or (iii) default in the payment of any other amount payable by it hereunder when due and such default shall have continued unremedied for fifteen or more days; or

(b) The Company or any of its Material Domestic Subsidiaries shall default in the payment when due (after the expiration of applicable grace periods) of any principal of or interest on any of its other Indebtedness aggregating in amount at least equal to $125,000,000 as at the last day of the most recently completed fiscal quarter of the Company; or any event specified in any note, agreement, indenture or other document evidencing or relating to any such Indebtedness shall occur if the effect of such event is to cause, or (with the giving of any notice or the lapse of time or both) to permit the holder or holders of such Indebtedness (or a trustee or agent on behalf of such holder or holders) to cause, such Indebtedness to become due, or to be prepaid in full (whether by redemption, purchase, offer to purchase or otherwise), prior to its stated maturity or to have the interest rate thereon reset to a level so that securities evidencing such Indebtedness trade at a level specified in relation to the par value thereof; or

(c) Any representation, warranty or certification made or deemed made herein (or in any modification or supplement hereto) by the Company, or any certificate furnished to any Bank or the Administrative Agent pursuant to the provisions hereof, shall prove to have been false or misleading as of the time made or furnished in any material respect; or

(d) The Company shall default in the performance of its obligations under Sections 2.10(b), 8.01(e), 8.02(a) (but only with respect to the legal existence of the Company), 8.04 through 8.07 or 8.09 hereof; or the Company shall default in the performance of any of its other obligations in this Agreement and such default shall continue unremedied for a period of thirty or more days after notice thereof to the Company by the Administrative Agent or any Bank (through the Administrative Agent); or

(e) The Company or any of its Material Domestic Subsidiaries shall admit in writing its inability to, or be generally unable to, pay its debts as such debts become due; or

(f) The Company or any of its Material Domestic Subsidiaries shall (i) apply for or consent to the appointment of, or the taking of possession by, a receiver, custodian, trustee, examiner or liquidator of itself or of all or a substantial part of its Property, (ii) make a general assignment for the benefit of its creditors, (iii) commence a voluntary case under the Bankruptcy Code, (iv) file a petition seeking to take advantage of any other law relating to bankruptcy, insolvency, reorganization, liquidation, dissolution, arrangement or winding-up, or composition or readjustment of debts, (v) fail to controvert in a timely and appropriate manner, or acquiesce in writing to, any petition filed against it in an involuntary case under the Bankruptcy Code or (vi) take any corporate action for the purpose of effecting any of the foregoing; or

(g) A proceeding or case shall be commenced, without the application or consent of the Company or any of its Material Domestic Subsidiaries, in any court of competent jurisdiction, seeking (i) its reorganization, liquidation, dissolution, arrangement or winding-up, or the composition or readjustment of its debts, (ii) the appointment of a receiver, custodian, trustee, examiner, liquidator or the like of the Company or such Subsidiary or of all or any substantial part of its Property or (iii) similar relief in respect of the Company or such Subsidiary under any law relating to bankruptcy, insolvency, reorganization, winding-up, or composition or adjustment of debts, and such proceeding or case shall continue undismissed, or an order, judgment or decree approving or ordering any of the foregoing shall be entered and continue unstayed and in effect, for a period of 60 or more days; or an order for relief against the Company or such Subsidiary shall be entered in an involuntary case under the Bankruptcy Code; or

(h) A final judgment or judgments for the payment of money in excess of $125,000,000 as at the last day of the most recently completed fiscal quarter of the Company (exclusive of judgment amounts fully covered by insurance where the insurer has admitted liability in respect of such judgment) shall be rendered by one or more courts, administrative tribunals or other bodies having jurisdiction against the Company or any of its Domestic Subsidiaries and the same shall not be discharged (or provision shall not be made for such discharge), or a stay of execution thereof shall not be procured, within 60 days from the date of entry thereof and the Company or the relevant Domestic Subsidiary shall not, within said period of 60 days, or such longer period during which execution of the same shall have been stayed, appeal therefrom and cause the execution thereof to be stayed during such appeal; or

(i) (i) An ERISA Event shall have occurred, (ii) a trustee shall be appointed by a United States district court to administer any Plan(s), (iii) the PBGC shall institute proceedings to terminate any Plan(s), (iv) the Company or any of its ERISA Affiliates shall have been notified by the sponsor of a Multiemployer Plan that it has incurred or will be assessed Withdrawal Liability to such Multiemployer Plan and such entity does not have reasonable grounds for contesting such Withdrawal Liability or is not contesting such Withdrawal Liability in a timely and appropriate manner; or (v) any other event or condition shall occur or exist with respect to a Plan; and, in each case, in clauses (i) through (v) above, such event or condition, together with all other such events or conditions, if any, would reasonably be expected to result in a Material Adverse Effect;

THEREUPON: (1) in the case of an Event of Default other than one referred to in clause (f) or (g) of this Section 9 with respect to the Company (A) the Administrative Agent may (with the consent of the Majority Banks) and, upon request of the Majority Banks, will, by notice to the Company, terminate the Commitments and they shall thereupon terminate, and (B) the Administrative Agent may (with the consent of the Majority Banks) and, upon request of the Majority Banks shall, by notice to the Company declare the principal amount then outstanding of, and the accrued interest on, the Loans and all other amounts payable by the Company hereunder and under the Notes to be forthwith due and payable, whereupon such amounts shall be immediately due and payable without presentment, demand, protest or other formalities of any kind, all of which are hereby expressly waived by the Company; and (2) in the case of the occurrence of an Event of Default referred to in clause (f) or (g) of this Section 9 with respect to the Company, the Commitments shall automatically be terminated and the principal amount then outstanding of, and the accrued interest on, the Loans and all other amounts payable by the Company hereunder and under the Notes shall automatically become immediately due and payable without presentment, demand, protest or other formalities of any kind, all of which are hereby expressly waived by the Company. Except as expressly provided above in this Section, presentment, demand, protest and all other notices of any kind are hereby expressly waived by the Company.

Section 10. The Administrative Agent.

10.01 Appointment, Powers and Immunities. Each Bank hereby appoints and authorizes the Administrative Agent to act as its agent hereunder with such powers as are specifically delegated to the Administrative Agent by the terms of this Agreement, together with such other powers as are reasonably incidental thereto. The Administrative Agent (which term as used in this sentence and in Section 10.05 hereof and the first sentence of Section 10.06 hereof shall include reference to its affiliates and its own and its affiliates’ officers, directors, employees and agents):

(a) shall have no duties or responsibilities except those expressly set forth in this Agreement, and shall not by reason of this Agreement be a trustee for any Bank;

(b) shall not be responsible to the Banks for any recitals, statements, representations or warranties contained in this Agreement, or in any certificate or other document referred to or provided for in, or received by any of them under, this Agreement, or for the value, validity, effectiveness, genuineness, enforceability or sufficiency of this Agreement, any Note or any other document referred to or provided for herein or for any failure by the Company to perform any of its obligations hereunder or thereunder;

(c) shall not be required to initiate or conduct any litigation or collection proceedings hereunder; and

(d) shall not be responsible for any action taken or omitted to be taken by it hereunder or under any other document or instrument referred to or provided for herein or in connection herewith, except for its own gross negligence or willful misconduct.

The Administrative Agent may employ agents and attorneys-in-fact and shall not be responsible for the negligence or misconduct of any such agents or attorneys-in-fact selected by it in good faith.

10.02 Reliance by Administrative Agent. The Administrative Agent shall be entitled to rely upon any certification, notice or other communication (including, without limitation, any thereof by telephone, telecopy, telegram, e-mail or cable) believed by it to be genuine and correct and to have been signed or sent by or on behalf of the proper Person or Persons, and upon advice and statements of legal counsel, independent accountants and other experts selected by the Administrative Agent. As to any matters not expressly provided for by this Agreement, the Administrative Agent shall in all cases be fully protected in acting, or in refraining from acting, hereunder in accordance with instructions given by the Majority Banks, and such instructions of the Majority Banks and any action taken or failure to act pursuant thereto shall be binding on all of the Banks.

10.03 Defaults. The Administrative Agent shall not be deemed to have knowledge or notice of the occurrence of a Default unless the Administrative Agent has received notice from a Bank or the Company specifying such Default and stating that such notice is a “Notice of Default”. In the event that the Administrative Agent receives such a notice of the occurrence of a Default, the Administrative Agent shall give prompt notice thereof to the Banks. The Administrative Agent shall (subject to Sections 10.01 and 10.07 hereof) take such action with respect to such Default as shall be directed by the Majority Banks, provided that, unless and until the Administrative Agent shall have received such directions, the Administrative Agent may (but shall not be obligated to) take such action, or refrain from taking such action, with respect to such Default as it shall deem advisable in the best interest of the Banks except to the extent that this Agreement expressly requires that such action be taken, or not be taken, only with the consent or upon the authorization of the Majority Banks or all of the Banks.

10.04 Rights as a Bank. With respect to its Commitment and the Loans made by it, Lloyds (and any successor acting as Administrative Agent) in its capacity as a Bank hereunder shall have the same rights and powers hereunder as any other Bank and may exercise the same as though it were not acting as the Administrative Agent, and the term “Bank” or “Banks” shall, unless the context otherwise indicates, include the Administrative Agent in its individual capacity. Lloyds (and any successor acting as Administrative Agent) and its affiliates may (without having to account therefor to any Bank) accept deposits from, lend money to, make investments in and generally engage in any kind of banking, trust or other business with the Company (and any of its Subsidiaries or affiliates) as if it were not acting as the Administrative Agent, and Lloyds (and any other successor acting as Administrative Agent) and its affiliates may accept fees and other consideration from the Company for services in connection with this Agreement or otherwise without having to account for the same to the Banks.

10.05 Indemnification. The Banks agree to indemnify the Administrative Agent (to the extent not reimbursed under Section 11.03 hereof, but without limiting the obligations of the Company under said Section 11.03) ratably in accordance with their respective Aggregate Exposure Percentages, for any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind and nature whatsoever that may be imposed on, incurred by or asserted against the Administrative Agent (including by any Bank) arising out of or by reason of any investigation in or in any way relating to or arising out of this Agreement or any other documents contemplated by or referred to herein or the transactions contemplated hereby (including, without limitation, the costs and expenses that the Company is obligated to pay under Section 11.03 hereof but excluding (i) unless a Default has occurred and is continuing, normal administrative costs and expenses incident to the performance of its agency duties hereunder and (ii) the costs and expenses of the Administrative Agent in connection with the negotiation and preparation of this Agreement) or the enforcement of any of the terms hereof or of any such other documents, provided that no Bank shall be liable for any of the foregoing to the extent they arise from the gross negligence or willful misconduct of the party to be indemnified.

10.06 Non-Reliance on Administrative Agent and Other Banks. Each Bank agrees that it has, independently and without reliance on the Administrative Agent, or any other Bank, and based on such documents and information as it has deemed appropriate, made its own credit analysis of the Company and its Subsidiaries and decision to enter into this Agreement and that it will, independently and without reliance upon the Administrative Agent, or any other Bank, and based on such documents and information as it shall deem appropriate at the time, continue to make its own analysis and decisions in taking or not taking action under this Agreement. The Administrative Agent shall not be required to keep itself informed as to the performance or observance by the Company of this Agreement or any other document referred to or provided for herein or to inspect the Properties or books of the Company or any of its Subsidiaries. Except for notices, reports and other documents and information expressly required to be furnished to the Banks by the Administrative Agent hereunder, the Administrative Agent shall not have any duty or responsibility to provide any Bank with any credit or other information concerning the affairs, financial condition, operations, business, Properties, liabilities or prospects of the Company or any of its Subsidiaries (or any of their affiliates) that may come into the possession of the Administrative Agent or any of its affiliates.

10.07 Failure to Act. Except for action expressly required of the Administrative Agent hereunder, the Administrative Agent shall in all cases be fully justified in failing or refusing to act hereunder unless it shall receive further assurances to its satisfaction from the Banks of their indemnification obligations under Section 10.05 hereof against any and all liability and expense that may be incurred by it by reason of taking or continuing to take any such action.

10.08 Resignation or Removal of Administrative Agent. Subject to the appointment and acceptance of a successor Administrative Agent as provided below, the Administrative Agent may resign at any time by giving notice thereof to the Banks and the Company, and the Administrative Agent may be removed at any time with or without cause by the Majority Banks. Upon any such resignation or removal, the Majority Banks shall have the right to appoint a successor Administrative Agent, provided that, unless an Event of Default under Section 9(a), (f) or (g) shall have occurred, without the consent of the Company (not to be unreasonably withheld), the Majority Banks shall not be permitted to select a successor that is not a U.S. financial institution described in Treasury Regulation Section 1.1441-1(b)(2)(ii) or a U.S. branch of a foreign bank described in Treasury Regulation Section 1.1441-1T(b)(2)(iv)(A). If no successor Administrative Agent shall have been so appointed by the Majority Banks and shall have accepted such appointment within 30 days after the retiring Administrative Agent’s giving of notice of resignation or the Majority Banks’ removal of the retiring Administrative Agent, then the retiring Administrative Agent may, on behalf of the Banks, appoint a successor Administrative Agent, that shall be a bank that has an office in New York, New York with a combined capital and surplus of at least $500,000,000. Upon the acceptance of any appointment as Administrative Agent hereunder by a successor Administrative Agent, such successor Administrative Agent shall thereupon succeed to and become vested with all the rights, powers, privileges and duties of the retiring Administrative Agent, and the retiring Administrative Agent shall be discharged from its duties and obligations hereunder. After any retiring Administrative Agent’s resignation or removal hereunder as Administrative Agent, the provisions of this Section 10 shall continue in effect for its benefit in respect of any actions taken or omitted to be taken by it while it was acting as the Administrative Agent.

10.09 Arrangers, Syndication Agent and Documentation Agents, Etc. The Joint Lead Arrangers, Joint Bookrunners, Syndication Agent and Documentation Agents named on the cover page of this Agreement shall not have any obligations or responsibilities hereunder.

Section 11. Miscellaneous.

11.01 Waiver. No failure on the part of the Administrative Agent or any Bank to exercise and no delay in exercising, and no course of dealing with respect to, any right, power or privilege under this Agreement or any Note shall operate as a waiver thereof, nor shall any single or partial exercise of any right, power or privilege under this Agreement or any Note preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The remedies provided herein are cumulative and not exclusive of any remedies provided by law.

11.02 Notices.

(a) Except in the case of notices and other communications expressly permitted to be given by telephone (and subject to paragraph (b) below), all notices, requests and other communications provided for herein (including, without limitation, any modifications of, or waivers, requests or consents under, this Agreement) shall be given or made in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by telecopy:

(i) if to the Company, to it at 1303 East Algonquin Road, Schaumburg, Illinois 60196, Attention: Corporate Vice President and Treasurer with a copy to the Assistant Treasurer (Telephone No. 847-576-5600, Facsimile No. 847-576-4768);

(ii) if to the Administrative Agent, to Lloyds Bank plc, 1095 Avenue of the Americas, 34th Floor, New York, NY 10036, Attention: Erin Doherty (Telephone No. (646) 746-2680, Email: NACOOTransactionExecution@lbusa.com) and Attention: Veronica Cranny / Stephen Parker (Email: NACOOBankingOps@lbusa.com); and

(iii) if to any Bank, to it at its address (or telecopy number) set forth in its Administrative Questionnaire.

(b) Notices and communications to the Banks hereunder may be delivered or furnished by electronic communications pursuant to procedures approved by the Administrative Agent; provided that the foregoing shall not apply to notices pursuant to Section 2 unless otherwise agreed by the Administrative Agent and the applicable Bank. The Administrative Agent or the Company may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it; provided that approval of such procedures may be limited to particular notices or communications.

(c) Any party hereto may change its address or telecopy number for notices and other communications hereunder by notice to the other parties hereto. Except as otherwise provided in this Agreement, all such communications shall be deemed to have been duly given when transmitted by telecopier or personally delivered or, in the case of a mailed notice, upon receipt, in each case given or addressed as aforesaid.

11.03 Expenses, Indemnification, Etc. The Company agrees to pay or reimburse each of the Banks, Arrangers and the Administrative Agent and each of their affiliates for: (a) all reasonable and documented out-of-pocket costs and expenses of the Administrative Agent, the Arrangers and their affiliates (including, without limitation, the reasonable fees and expenses of Special Counsel) in connection with the negotiation, preparation, delivery and administration of this Agreement, the other Loan Documents and any amendment, modification, supplement or waiver of any of the terms of this Agreement or any of the Notes (whether or not consummated) requested by the Company (it being understood, for the avoidance of doubt, that the Company shall pay all such reasonable and documented out-of-pocket costs and expenses with respect to any amendment, modification or waiver entered into in connection with a situation contemplated by clause (b) of this Section 11.03 regardless of at whose behest such amendment, modification, supplement or waiver is made), including the maintenance of a Debtdomain syndication transaction deal website; and (b) all reasonable and documented out-of-pocket costs and expenses of the Banks and the Administrative Agent (including, without limitation, the reasonable fees and expenses of legal counsel provided, that the Company shall not be obligated to reimburse the Banks and the Administrative Agent for more than one law firm (and, in addition to such law firm, any local counsel engaged in each relevant jurisdiction by such law firm) as counsel for the Banks and the Administrative Agent unless there is a conflict between any Bank and one or more of the other Banks or the Administrative Agent) in connection with (i) any Default and any enforcement or collection proceedings resulting therefrom, including, without limitation, all manner of participation in or other involvement with (x) bankruptcy, insolvency, receivership, foreclosure, winding up or liquidation proceedings, (y) judicial or regulatory proceedings and (z) workout, restructuring or other negotiations or proceedings (whether or not the workout, restructuring or transaction contemplated thereby is consummated) and (ii) the enforcement of this Section 11.03. The Company hereby agrees to indemnify the Administrative Agent, the Arrangers, and each Bank and their respective affiliates, and the directors, officers, employees, advisors, agents, controlling persons and other representatives of any of the foregoing, and their respective successors, from, and hold each of them harmless against, any and all losses, liabilities, claims, damages or expenses incurred by any of them (including, without limitation, any and all losses, liabilities, claims, damages or expenses incurred by the Administrative Agent to any Bank, whether or not the Administrative Agent or any Bank is a party thereto) arising out of or by reason of any investigation or litigation or other proceedings (including any threatened investigation or litigation or other proceedings) relating to the Loans hereunder or any actual or proposed use by the Company or any of its Subsidiaries of the proceeds of any of the Loans hereunder, including, without limitation, the reasonable fees and disbursements of counsel incurred in connection with any such investigation or litigation or other proceedings (but excluding any such losses, liabilities, claims, damages or expenses incurred (i) by reason of the gross negligence, bad faith or willful misconduct (as determined in a final and non-appealable judgment of a court of competent jurisdiction) of the Person to be indemnified, (ii) a material breach by the Person to be indemnified of its obligations under this Agreement (as determined in a final and non-appealable judgment of a court of competent jurisdiction) or (iii) as a result of disputes solely among the Administrative Agent and any Bank at a time when the Company has not breached its obligations hereunder in any material respect (other than any dispute against the Administrative Agent and any Bank solely in its capacity or in fulfilling its role as the Administrative Agent or Arrangers or similar role under any Loan Document) which dispute does not involve an act or omission by the Company or any affiliate thereof). Notwithstanding anything to the contrary contained herein, to the extent permitted by applicable law, the Company shall not assert and hereby waives any claim against any indemnified party, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement or any agreement or instrument contemplated hereby, the transactions contemplated hereby, any Loan or the use of the proceeds thereof. For the avoidance of doubt, this Section 11.03 shall not apply to Taxes, other than taxes arising from a non-Tax claim.

11.04 Amendments, Etc. Except as otherwise expressly provided in this Agreement, any provision of this Agreement may be modified or supplemented only by an instrument in writing signed by the Company and the Majority Banks, or by the Company and the Administrative Agent acting with the consent of the Majority Banks, and any provision of this Agreement may be waived by the Majority Banks or by the Administrative Agent acting with the consent of the Majority Banks; provided that

(a) no modification, supplement or waiver shall:

(i) increase, or extend the term of the Commitments, or extend the time or waive any requirement for the reduction or termination of the Commitments, without the consent of each Bank directly affected thereby,

(ii) extend the date fixed for the payment of principal of or interest on any Loan or any fee hereunder, without the consent of each Bank directly affected thereby,

(iii) reduce the amount of any such payment of principal, without the consent of each Bank directly affected thereby,

(iv) reduce the rate at which interest (other than as a result of waiving the applicability of any Post-Default Rate) is payable thereon or any fee is payable hereunder, without the consent of each Bank directly affected thereby,

(v) alter the rights or obligations of the Company to prepay Loans, without the consent of each Bank directly affected thereby,

(vi) alter the terms of this Section 11.04, without the consent of each Bank,

(vii) modify the definition of the term “Majority Banks” or modify in any other manner the number or percentage of the Banks required to make any determinations or waive any rights hereunder or to modify any provision hereof, without the consent of each Bank,

(viii) waive or modify any of the conditions precedent set forth in Section 6.01 hereof, without the consent of each Bank, or

(ix) alter the terms of Section 4.02, without the consent of each Bank; and

(b) any modification or supplement of Section 10 hereof shall require the consent of the Administrative Agent.

11.05 Assignments and Participations.

(a) Assignments Generally. The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that (i) the Company may not assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of each Bank (and any attempted assignment or transfer by the Company without such consent shall be null and void) and (ii) no Bank may assign or otherwise transfer its rights or obligations hereunder except in accordance with this Section 11.05. Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby and, to the extent expressly contemplated hereby, the Administrative Agent and the Banks) any legal or equitable right, remedy or claim under or by reason of this Agreement.

(b) Assignments by Banks.

(i) Assignments Generally. Subject to the conditions set forth in clause (ii) below, any Bank may assign to one or more assignees all or a portion of its rights and obligations under this Agreement (including all or a portion of the Loans at the time owing to it) with the prior written consent (such consent not to be unreasonably withheld or delayed) of:

(A) the Company, provided that no consent of the Company shall be required for an assignment to a Bank, an Affiliate of a Bank, an Approved Fund or, if an Event of Default under clause (a), (f) or (g) of Section 9 hereof has occurred and is continuing, any other assignee; provided further that the Company shall be deemed to have consented to any assignment unless it shall object thereto by written notice to the Administrative Agent within 10 Business Days after having received notice thereof; and

(B) the Administrative Agent, provided that no consent of the Administrative Agent shall be required for an assignment of any Loan to an assignee that is a Bank, an Affiliate of a Bank or an Approved Fund.

(ii) Certain Conditions to Assignments. Assignments shall be subject to the following additional conditions:

(A) except in the case of an assignment to a Bank, an Affiliate of a Bank or an Approved Fund or an assignment of the entire remaining amount of the assigning Bank’s Commitment or Loans of either Type, the amount of the Commitment or Loans of the assigning Bank subject to each such assignment (determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Administrative Agent) shall not be less than $5,000,000 unless each of the Company and the Administrative Agent otherwise consent, provided that no such consent of the Company shall be required if an Event of Default under clause (a), (f) or (g) of Section 9 hereof has occurred and is continuing;

(B) prior to the Effective Date, no Bank shall be permitted to assign all or part of its Commitments without the prior written consent (such consent not to be unreasonably withheld or delayed) of the Company;

(C) each partial assignment of either Type of Commitments or Loans shall be made as an assignment of a proportionate part of all the assigning Bank’s rights and obligations under this Agreement in respect of such Type of Commitments and Loans;

(D) the parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Assumption, together with a processing and recordation fee of $3,500; and

(E) the assignee, if it shall not already be a Bank, shall deliver to the Administrative Agent an Administrative Questionnaire.

(iii) Effectiveness of Assignments. Subject to acceptance and recording thereof pursuant to Section 11.05(c) hereof, from and after the effective date specified in each Assignment and Assumption the assignee thereunder shall be a party hereto and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Bank under this Agreement, and the assigning Bank thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Bank’s rights and obligations under this Agreement, such Bank shall cease to be a party hereto but shall continue to be entitled to the benefits of Section 5 hereof and Section 11.03 hereof). Any assignment or transfer by a Bank of rights or obligations under this Agreement that does not comply with this Section 11.05 shall be treated for purposes of this Agreement as a sale by such Bank of a participation in such rights and obligations in accordance with Section 11.05(e).

(c) Maintenance of Register by the Administrative Agent. The Administrative Agent, acting for this purpose as an agent of the Company, shall maintain at one of its offices in New York City a copy of each Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of the Banks, and the Commitments of, and principal amount (and stated interest) of the Loans owing to, each Bank pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive, and the Company, the Administrative Agent and the Banks shall treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Bank hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. The Register shall be available for inspection by the Company and any Bank, at any reasonable time and from time to time upon reasonable prior notice.

(d) Acceptance of Assignments by Administrative Agent. Upon its receipt of a duly completed Assignment and Assumption executed by an assigning Bank and an assignee, the assignee’s completed Administrative Questionnaire (unless the assignee shall already be a Bank hereunder), the processing and recordation fee referred to in Section 11.05(b) hereof and any written consent to such assignment required by said Section 11.05(b), the Administrative Agent shall accept such Assignment and Assumption and record the information contained therein in the Register. No assignment shall be effective for purposes of this Agreement unless it has been recorded in the Register as provided in this paragraph.

(e) Participations. Any Bank may, without the consent of the Company or the Administrative Agent, sell participations to one or more banks or other entities (a “Participant”) in all or a portion of such Bank’s rights and obligations under this Agreement and the other Loan Documents (including all or a portion of its Commitments and the Loans owing to it); provided that (i) such Bank’s obligations under this Agreement and the other Loan Documents shall remain unchanged, (ii) such Bank shall remain solely responsible to the other parties hereto for the performance of such obligations and (iii) the Company, the Administrative Agent and the other Banks shall continue to deal solely and directly with such Bank in connection with such Bank’s rights and obligations under this Agreement and the other Loan Documents. Any agreement or instrument pursuant to which a Bank sells such a participation shall provide that such Bank shall retain the sole right to enforce this Agreement and the other Loan Documents and to approve any amendment, modification or waiver of any provision of this Agreement or any other Loan Document; provided that such agreement or instrument may provide that such Bank will not, without the consent of the Participant, agree to any amendment, modification or waiver described in the proviso to Section 11.04(a) that affects such Participant. Subject to Section 11.05(f) hereof, the Company agrees that each Participant shall be entitled to the benefits of, and subject to the limitations of, Section 5 hereof to the same extent as if it were a Bank and had acquired its interest by assignment pursuant to Section 11.05(b) hereof; provided, however, that no Participant shall be entitled to the benefits of Section 5.06 unless such Participant complies with Sections 5.06(e), (f) and (g) as if it were a Bank, and such benefits, in any event shall not be greater than the benefits that the participating Bank was entitled to under Section 5. To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 4.07 hereof as though it were a Bank, provided that such Participant agrees to be subject to Section 4.07(b) as though it were a Bank hereunder. Each Bank that sells a participation, acting solely for this purpose as a non-fiduciary agent of the Company, shall maintain a register on which it enters the name and address of each Participant and the principal amounts (and stated interest) of each Participant’s interest in the Loans or other obligations under this Agreement (the “Participant Register”); provided that no Bank shall have any obligation to disclose all or any portion of the Participant Register to any Person (including the identity of any Participant or any information relating to a Participant’s interest in any Commitments, Loans or its other obligations under any Loan Document) except to the extent that such disclosure is necessary to establish that such Commitment, Loan or other obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations. The entries in the Participant Register shall be conclusive and such Bank, the Company and the Administrative Agent shall treat each person whose name is recorded in the Participant Register pursuant to the terms hereof as the owner of such participation for all purposes of this Agreement, notwithstanding notice to the contrary.

(f) Limitations on Rights of Participants. A Participant shall not be entitled to receive any greater payment under Section 5 hereof than the applicable Bank would have been entitled to receive with respect to the participation sold to such Participant, unless the sale of the participation to such Participant is made with the Company’s prior written consent.

(g) Certain Pledges. Any Bank may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Bank, including any such pledge or assignment to a Federal Reserve Bank or other central banking authority or other reserve bank having jurisdiction over such Bank, and this Section 11.05 shall not apply to any such pledge or assignment of a security interest; provided that no such pledge or assignment of a security interest shall release a Bank from any of its obligations hereunder or substitute any such assignee for such Bank as a party hereto.

(h) No Assignments to the Company, Affiliates or Individuals. Anything in this Section 11.05 to the contrary notwithstanding, no Bank may assign or participate any interest in any Loan held by it hereunder to (i) the Company or any of its Affiliates or Subsidiaries without the prior consent of each Bank or (ii) a natural person or any holding company, trust or investment vehicle for the primary benefit of a natural person (including relatives of such person) without the prior consent of the Administrative Agent, other than any such entity that (w) has not been formed for the primary purpose of acquiring Loans or Commitments under this Agreement, (x) is managed by a professional adviser (other than such natural person or any such relatives)

having significant experience in the business of making or purchasing commercial loans, (y) has assets of greater than $100,000,000 and (z) has significant business activities that consist of making or purchasing (by assignment as principal) commercial loans and similar extensions of credit.

11.06 Survival. The obligations of the Company under Sections 5.01, 5.05, 5.06 and 11.03 hereof, and the obligations of the Banks under Section 10.05 hereof, shall survive the repayment of the Loans and the termination of the Commitments. In addition, each representation and warranty made, or deemed to be made by a notice of any Loan, herein or pursuant hereto shall survive the making of such representation and warranty, and no Bank shall be deemed to have waived, by reason of making any Loan, any Default that may arise by reason of such representation or warranty proving to have been false or misleading, notwithstanding that such Bank or the Administrative Agent may have had notice or knowledge or reason to believe that such representation or warranty was false or misleading at the time such Loan was made.

11.07 Captions. The table of contents and captions and section headings appearing herein are included solely for convenience of reference and are not intended to affect the interpretation of any provision of this Agreement.

11.08 Counterparts. This Agreement may be executed in any number of counterparts, all of which taken together shall constitute one and the same instrument and any of the parties hereto may execute this Agreement by signing any such counterpart.

11.09 Governing Law; Submission to Jurisdiction. This Agreement and the Notes shall be governed by, and construed in accordance with, the law of the State of New York. The Company hereby submits to the exclusive jurisdiction of the United States District Court for the Southern District of New York and of any New York state court sitting in the County of New York for the purposes of all legal proceedings arising out of or relating to this Agreement or the transactions contemplated hereby. The Company irrevocably waives, to the fullest extent permitted by applicable law, any objection that it may now or hereafter have to the laying of the venue of any such proceeding brought in such a court and any claim that any such proceeding brought in such a court has been brought in an inconvenient forum.

11.10 Waiver of Jury Trial. EACH OF THE COMPANY, THE ADMINISTRATIVE AGENT AND THE BANKS HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT, THE NOTES OR THE TRANSACTIONS CONTEMPLATED HEREBY.

11.11 Treatment of Certain Information; Confidentiality.

(a) Treatment of Certain Information. The Company acknowledges that from time to time financial advisory, investment banking and other services may be offered or provided to the Company or one or more of its Subsidiaries (in connection with this Agreement or otherwise) by any Bank or by one or more subsidiaries or affiliates of such Bank and the Company hereby authorizes each Bank to share any information delivered to such Bank by the

Company and its Subsidiaries pursuant to this Agreement, or in connection with the decision of such Bank to enter into this Agreement, to any such subsidiary or affiliate, it being understood that any such subsidiary or affiliate receiving such information shall be bound by the provisions of paragraph (b) below as if it were a Bank hereunder. Such authorization shall survive the repayment of the Loans and the termination of the Commitments.

(b) Confidentiality. Each of the Banks and the Administrative Agent agrees (on behalf of itself and each of its affiliates, directors, officers, employees and representatives) to restrict dissemination of any Confidential Information (as defined below) only to those of its directors, officers, employees and representatives who are involved in the evaluation of such information, and to use reasonable precautions to keep such information confidential, in accordance with its customary procedures for handling confidential information of the same nature and in accordance with safe and sound banking practices. For purposes of this Agreement, “Confidential Information” shall mean any non-public information supplied to it by the Company pursuant to this Agreement that is identified (in writing in the case of written information) by the Company as being confidential at the time the same is delivered to the Banks or the Administrative Agent, provided that nothing herein shall limit the disclosure of any such information by any Bank or the Administrative Agent

(i) after such information shall have become public (other than through a violation of this Section 11.11 by such Bank or the Administrative Agent) or after the Company shall have given its consent in writing to such disclosure,

(ii) to the extent required by statute, rule, regulation or judicial process,

(iii) to counsel or other experts for any of the Banks or the Administrative Agent provided that such counsel or experts shall be bound by the requirements of this Section 11.11(b) with respect to any such information,

(iv) to bank examiners (or any other regulatory authority having jurisdiction over any Bank or the Administrative Agent or any of their respective affiliates or self-regulatory body having or claiming jurisdiction or oversight over any of the foregoing), or to auditors or accountants,

(v) to the Administrative Agent (or to Lloyds Securities Inc.) or any other Bank (or to any of their respective affiliates), provided that any such disclosure to any such affiliate shall be made on a “need to know” basis only for use by such affiliate (and each of its officers, directors and employees) solely in connection with the transactions contemplated by this Agreement and each such affiliate (and each of its officers, directors and employees) shall agree (for the benefit of the Company) to be bound to keep such information confidential on the same terms as set forth in this Section 11.11),

(vi) in connection with any litigation to which any one or more of the Banks or the Administrative Agent is a party, or in connection with the enforcement of rights or remedies hereunder or under any other Loan Document, provided that the party intending to make such disclosure shall use reasonable efforts to cooperate with the Company to reasonably minimize the extent of any such disclosure or to obtain confidential treatment of information to be disclosed,

(vii) to a subsidiary or affiliate of such Bank as provided in paragraph (a) above,

(viii) to any direct, indirect, actual or prospective counterparty (and its advisors) to any swap, derivative or securitization transaction related to the obligations under this Agreement, provided that each such counterparty (and each of its advisors, officers, directors and employees) shall agree (for the benefit of the Company) to be bound to keep such information confidential on the same terms as set forth in this Section 11.11),

(ix) to any assignee or participant (or prospective assignee or participant) so long as such assignee or participant (or prospective assignee or participant) first executes and delivers to the respective Bank a Confidentiality Agreement substantially in the form of Exhibit B hereto (or executes and delivers to such Bank and the Company an acknowledgement to the effect that it is bound by the provisions of this Section 11.11(b)),

(x) to any credit insurance provider relating to the Company and its obligations, provided that, prior to any disclosure, such credit insurance provider shall undertake in writing on terms reasonably satisfactory to the Company to preserve the confidentiality of any Confidential Information relating to the Company received by it from the Administrative Agent or any Bank,

(xi) to the CUSIP Service Bureau when required by it, provided that, prior to any disclosure, the recipient shall undertake in writing on terms reasonably satisfactory to the Company to preserve the confidentiality of any Confidential Information relating to the Company received by it from the Administrative Agent or any Bank,

(xii) to any Rating Agency when required by it; provided that, prior to any disclosure, such Rating Agency shall undertake in writing on terms reasonably satisfactory to the Company to preserve the confidentiality of any Confidential Information relating to the Company received by it from the Administrative Agent or any Bank;

provided, further, that in no event shall any Bank or the Administrative Agent be obligated or required to return any materials furnished by the Company hereunder except to the extent it has agreed to do so in writing in conjunction with the receipt of such information. The obligations of any assignee that has executed a Confidentiality Agreement in the form of Exhibit B hereto shall be superseded by this Section 11.11 with respect to the matters covered hereby on the date upon which such assignee becomes a Bank hereunder pursuant to Section 11.05 hereof.

11.12 USA Patriot Act. Each Bank hereby notifies the Company that pursuant to the requirements of the Patriot Act, it is required to obtain, verify and record information that identifies the Company, which information includes the names and addresses of the Company and other information that will allow such Bank to identify the Company in accordance with the Patriot Act.

11.13 Severability. Any provision of this Agreement that is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

11.14 Acknowledgements. The Company hereby acknowledges and agrees that (a) no fiduciary, advisory or agency relationship between the Company and the Credit Parties is intended to be or has been created in respect of any of the transactions contemplated by this Agreement or the other Loan Documents, irrespective of whether the Credit Parties have advised or are advising the Company on other matters, and the relationship between the Credit Parties, on the one hand, and the Company, on the other hand, in connection herewith and therewith is solely that of creditor and debtor, (b) the Credit Parties, on the one hand, and the Company, on the other hand, have an arm’s length business relationship that does not directly or indirectly give rise to, nor does the Company rely on, any fiduciary duty to the Company or their affiliates on the part of the Credit Parties, (c) the Company is capable of evaluating and understanding, and the Company understands and accepts, the terms, risks and conditions of the transactions contemplated by this Agreement and the other Loan Documents, (d) the Company has been advised that the Credit Parties are engaged in a broad range of transactions that may involve interests that differ from the Company’s interests and that the Credit Parties have no obligation to disclose such interests and transactions to the Company, (e) the Company has consulted their own legal, accounting, regulatory and tax advisors to the extent the Company has deemed appropriate in the negotiation, execution and delivery of this Agreement and the other Loan Documents, (f) each Credit Party has been, is, and will be acting solely as a principal and, except as otherwise expressly agreed in writing by it and the relevant parties, has not been, is not, and will not be acting as an advisor, agent or fiduciary for the Company, any of its affiliates or any other Person, (g) none of the Credit Parties has any obligation to the Company or its affiliates with respect to the transactions contemplated by this Agreement or the other Loan Documents except those obligations expressly set forth herein or therein or in any other express writing executed and delivered by such Credit Party and the Company or any such affiliate and (h) no joint venture is created hereby or by the other Loan Documents or otherwise exists by virtue of the transactions contemplated hereby among the Credit Parties or among the Company and the Credit Parties.

11.15 Interest Rate Limitation. Notwithstanding anything to the contrary contained in any Loan Document, the interest paid or agreed to be paid under the Loan Documents shall not exceed the maximum rate of non-usurious interest permitted by applicable law (the “Maximum Rate”). If the Administrative Agent or any Bank shall receive interest in an amount that exceeds the Maximum Rate, the excess interest shall be applied to the principal of the Loans or, if it exceeds such unpaid principal, refunded to the Company. In determining whether the interest contracted for, charged, or received by the Administrative Agent or a Bank exceeds the Maximum Rate, such Person may, to the extent permitted by applicable law, (a) characterize any payment that is not principal as an expense, fee, or premium rather than interest, (b) exclude voluntary prepayments and the effects thereof, and (c) amortize, prorate, allocate, and spread in equal or unequal parts the total amount of interest throughout the contemplated term of the obligations hereunder.

11.16 Bail-In. Notwithstanding any other term of this Agreement or any other document, agreement, or instrument relating thereto (each a “Related Document”), each party (a “Party”) to a Related Document or any other agreement, arrangement or understanding between the Parties acknowledges and accepts that any liability of any Bank that is an EEA Financial Institution to any other Party under or in connection with the Related Documents may be subject to Bail-In Action by the relevant Resolution Authority and acknowledges and accepts to be bound by the effect of: (a) any Bail-In Action in relation to any such liability, including (without limitation): (i) a reduction, in full or in part, in the principal amount, or outstanding amount due (including any accrued but unpaid interest) in respect of any such liability; (ii) a conversion of all, or part of, any such liability into shares or other instruments of ownership that may be issued to, or conferred on, it; and (iii) a cancellation of any such liability; and (b) a variation of any term of any Related Document to the extent necessary to give effect to any Bail-In Action in relation to any such liability.

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered as of the day and year first above written.

MOTOROLA SOLUTIONS, INC.

By	/s/ Gregory Brown
Name:	Gregory Brown
Title:	Chairman and Chief Executive Officer

[Term Loan Credit Agreement]

BANKS

LLOYDS BANK PLC, as Administrative Agent

By	/s/ Daven Popat
Name:	Daven Popat
Title:	Senior Vice President
Transaction Execution
Category A
P003

By	/s/ Erin Doherty
Name:	Erin Doherty
Title:	Assistant Vice President
Transaction Execution
Category A
D006

LLOYDS SECURITIES INC., as Joint Lead Arranger and Syndication Agent

By	/s/ Craig Meisner
Name:	Craig Meisner
Title:	Managing Director

By	/s/ Brian Schneider
Name:	Brian Schneider
Title:	Senior Vice President

[Term Loan Credit Agreement]

LLOYDS BANK plc, as lender

By	/s/ Daven Popat
Name:	Daven Popat
Title:	Senior Vice President
Transaction Execution
Category A
P003

By	/s/ Erin Doherty
Name:	Erin Doherty
Title:	Assistant Vice President
Transaction Execution
Category A
D006

[Term Loan Credit Agreement]

BANK OF AMERICA, N.A.

By	/s/ Lisa W. Reiter
Name:	Lisa W. Reiter
Title:	Managing Director

[Term Loan Credit Agreement]

BANK OF CHINA, CHICAGO BRANCH

By	/s/ Kefei Xu
Name:	Kefei Xu
Title:	SVP & Branch Manager

[Term Loan Credit Agreement]

CITIBANK, N.A.

By	/s/ Susan Olsen
Name:	Susan Olsen
Title:	Vice President

[Term Loan Credit Agreement]

THE BANK OF TOKYO-MITSUBISHI UFJ, LTD.

By	/s/ Lillian Kim
Name:	Lillian Kim
Title:	Director

[Term Loan Credit Agreement]

WELLS FARGO BANK, N.A.

By	/s/ Joseph Gricco
Name:	Joseph Gricco
Title:	Vice President

[Term Loan Credit Agreement]

BMO HARRIS BANK N.A.

By	/s/ Junior Del Brocco
Name:	Junior Del Brocco
Title:	Director

[ ]

By
Name:
Title:

[Term Loan Credit Agreement]

FIRST HAWAIIAN BANK

By	/s/ Derek Chang
Name:	Derek Chang
Title:	Vice President

[ ]

By
Name:
Title:

[Term Loan Credit Agreement]

MIZUHO BANK (USA)

By	/s/ Bertram H. Tang
Name:	Bertram H. Tang
Title:	Senior Vice President

[ ]

By
Name:
Title:

[Term Loan Credit Agreement]

PNC BANK, NATIONAL ASSOCIATION

By	/s/ Daniel D. Callahan
Name:	Daniel D. Callahan
Title:	Assistant Vice President

[Term Loan Credit Agreement]

U.S. BANK NATIONAL ASSOCIATION

By	/s/ Lukas Coleman
Name:	Lukas Coleman
Title:	Vice President

[Term Loan Credit Agreement]

TD BANK, N.A.

By	/s/ Mark Hogan
Name:	Mark Hogan
Title:	Senior Vice President

[Term Loan Credit Agreement]